Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

FIRST MID-ILLINOIS BANK & TRUST, N.A.,

AND

FIRST BANK

Dated as of May 7, 2010

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES	1

Section 1.1	Purchase of Assets	1

Section 1.2	Assumption of Liabilities	3

Section 1.3	Excluded Assets	4

Section 1.4	Excluded Liabilities	4

Section 1.5	Signage	5

ARTICLE II	CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES	5

Section 2.1	The Closing	5

Section 2.2	The Closing Date	5

Section 2.3	Calculation and Payment of Purchase Price	5

Section 2.4	Prorations	8

Section 2.5	Transfer Taxes	8

Section 2.6	Purchase Price Allocation	9

Section 2.7	Closing Deliveries	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	11

Section 3.1	Organization	11

Section 3.2	Authorization	11

Section 3.3	Non-Contravention; Consents	11

Section 3.4	Compliance with Law	12

Section 3.5	Regulatory Enforcement Actions	12

Section 3.6	Community Reinvestment Act	12

Section 3.7	Litigation	12

Section 3.8	Title to Assets	13

Section 3.9	Warranties of Condition	13

Section 3.10	Environmental Matters	13

Section 3.11	Employee Matters	15

Section 3.12	Employee Contracts	15

Section 3.13	Employee Benefits	16

Section 3.14	Taxes	16

Section 3.15	Insurance	17

Section 3.16	Financial Statements	17

Section 3.17	Absence of Certain Changes or Events	17

Section 3.18	Undisclosed Liabilities	17

Section 3.19	Deposit Liabilities	18

Section 3.20	Loans	18

Section 3.21	Owned Real Property and Leased Real Property	21

Section 3.22	Leased Real Property	22

Section 3.23	Assumed Contracts	23

Section 3.24	Brokerage	23

Section 3.25	Books and Records	23

Section 3.26	Representations Not Misleading	23

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	24

Section 4.1	Organization	24

Section 4.2	Authorization	24

Section 4.3	Non-Contravention; Consents	24

Section 4.4	Litigation	24

Section 4.5	Regulatory Condition	25

Section 4.6	Financial Condition	25

Section 4.7	Community Reinvestment Act	25

Section 4.8	Regulatory Enforcement Actions	25

Section 4.9	Brokerage	25

ARTICLE V	AGREEMENTS OF SELLER	25

Section 5.1	Business in Ordinary Course	25

Section 5.2	Breaches	28

Section 5.3	Consents	28

Section 5.4	Consummation of Agreement	28

Section 5.5	Access to Information	28

Section 5.6	Transfer of Data	29

Section 5.7	Further Assurances	29

Section 5.8	Exclusivity	29

Section 5.9	Real Property	29

Section 5.10	Closing Financial Statements	32

ARTICLE VI	AGREEMENTS OF BUYER	32

Section 6.1	Breaches	32

Section 6.2	Consummation of Agreement	32

Section 6.3	Access to Information	32

Section 6.4	Loans Related to Seller’s Computation of Interest on a 360-Day Basis	32

Section 6.5	Confidential Information	33

Section 6.6	Continued Operation of the Branch Offices	33

ARTICLE VII	AGREEMENTS OF SELLER AND BUYER	33

Section 7.1	Publicity; Press Releases	33

Section 7.2	Regulatory Matters and Approvals	33

Section 7.3	Customer Accounts; Conveyance of Customer Accounts	34

Section 7.4	Assumption of ESA, IRA and Keogh Account Deposits	35

Section 7.5	Employee Matters	35

Section 7.6	Loan Exceptions	38

ARTICLE VIII	CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION	38

Section 8.1	Conditions to Seller’s Obligations	38

Section 8.2	Conditions to Buyer’s Obligations	38

ARTICLE IX	TERMINATION OR ABANDONMENT	39

Section 9.1	Termination	39

Section 9.2	Procedure and Effect of Termination	40

ARTICLE X	TRANSITIONAL AND POST-CLOSING MATTERS	41

Section 10.1	Notification to Customers and Transitional Matters	41

Section 10.2	Loans and Participations	45

Section 10.3	Continued Cooperation	45

Section 10.4	Transitional Matters Concerning Real Property	45

ARTICLE XI	SURVIVAL; INDEMNIFICATION	46

Section 11.1	Survival	46

Section 11.2	Indemnification by Seller	46

Section 11.3	Indemnification by Buyer	47

Section 11.4	Limitation on Indemnities	48

Section 11.5	Notice and Opportunity to Defend	49

Section 11.6	Breach of Representation or Warranty Relating to Evidence of Indebtedness	49

ARTICLE XII	GENERAL	50

Section 12.1	Notices	50

Section 12.2	Expenses	51

Section 12.3	Governing Law	51

Section 12.4	Jurisdiction	51

Section 12.5	Service of Process	51

Section 12.6	Recovery of Fees by Prevailing Party	51

Section 12.7	Specific Performance	51

Section 12.8	Entire Agreement	52

Section 12.9	Headings and Captions	52

Section 12.10Waiver, Amendment or Modification52

Section 12.11Counterparts52

Section 12.12Successors and Assigns52

Section 12.13Schedules and Exhibits52

Section 12.14Assignment52

Section 12.15Interpretation52

Section 12.16Noncompetition and Nonsolicitation Agreement55

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LIST OF EXHIBITS AND SCHEDULES

Exhibit 1	Branch Offices
Exhibit 2	Form of Assignment and Assumption of Deposit Liabilities Agreement
Exhibit 3	Form of Assignment and Assumption of Contracts Agreement
Exhibit 4	Form of Bill of Sale
Exhibit 5	Form of Assignment, Transfer and Appointment of Successor Custodian for IRA Accounts
Exhibit 6	Power of Attorney

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Real Property Leases
Schedule 1.1(c)	Cash
Schedule 1.1(d)	Loans
Schedule 1.1(d)(i)	Excluded Loans
Schedule 1.1(e)	Personal Property
Schedule 1.1(f)	Assumed Contracts
Schedule 1.2(a)(i)	Assumed Deposit Liabilities
Schedule 1.2(a)(ii)	Excluded Deposit Liabilities
Schedule 1.3(a)                  Excluded Assets
Schedule 2.7(a)(xvii)          Required Consents
Schedule 3.2                       Consents
Schedule 3.5                       Regulatory Enforcement Actions
Schedule 3.7                       Litigation
Schedule 3.8                       Title to Assets
Schedule 3.10                     Environmental Matters
Schedule 3.11(a)                 Branch Employees
Schedule 3.11(b)                Employee Claims
Schedule 3.12(a)                 Employee Contracts
Schedule 3.15                     Insurance Policies
Schedule 3.16                     Branch Financial Statements
Schedule 3.19(f)                 Deposits – Exceptions to Termination
Schedule 3.20(b)                Loans – Employee Loans
Schedule 3.20(c)                Loans – Third-Party Servicing
Schedule 3.20(e)(iii)          Loans – Liens and Enforceability
Schedule 3.20(e)(vi)          Loans – Pledged
Schedule 3.20(e)(vii)         Loans – Notes, Mortgages, Financing Statements
Schedule 3.20(e)(xii)          Loans – Participations
Schedule 3.20(e)(xvi)         Loans – Litigation and Claims
Schedule 3.21(a)                Tenant Leases
Schedule 3.22(i)                 Landlord Consents
Schedule 3.22(ii)                Subleases
Schedule 4.3                       Buyer’s Consents
Schedule 7.4(d)                  ESAs, IRAs and Keogh Accounts
Schedule 12.16                   Customers

INDEX OF DEFINED TERMS

Acquisition............................................................................................................1
Adjustment Payment...........................................................................................8
Adjustment Payment Date..................................................................................8
Affiliate.................................................................................................................53
Agreement.............................................................................................................1
AHC......................................................................................................................42
Applicable Law....................................................................................................11
Approval Date.....................................................................................................41
Arbitrator...............................................................................................................7
Assets....................................................................................................................1
Assumed Contracts.............................................................................................2
Assumed Liabilities.............................................................................................3
ATM......................................................................................................................1
Balance Sheet Date............................................................................................17
Branch Customers..............................................................................................41
Branch Employees..............................................................................................15
Branch Financial Statements............................................................................17
Branch Offices......................................................................................................1
Business Day......................................................................................................53
Buyer......................................................................................................................1
CAA.....................................................................................................................14
Cash on Hand.......................................................................................................1
CERCLA...............................................................................................................14
Closing...................................................................................................................5
Closing Date..........................................................................................................5
Code.....................................................................................................................16
Commercially Reasonable Efforts.....................................................................53
Commitment.........................................................................................................53
Confidentiality Agreement................................................................................33
Consent................................................................................................................53
CWA.....................................................................................................................14
Deposit Liabilities.................................................................................................3
Deposit Listings....................................................................................................9
Deposit Premium...................................................................................................6
Deposits.................................................................................................................3
Disclosure Schedule...........................................................................................11
Effective Time........................................................................................................5
Employee Pension Benefit Plan........................................................................16
Employee Welfare Benefit Plan........................................................................16
Encumbrances.....................................................................................................53
Environmental Laws...........................................................................................14
EPCRKA...............................................................................................................14
ESA.......................................................................................................................53
Estimated Purchase Price....................................................................................6
Excluded Assets...................................................................................................4
Excluded Liabilities...............................................................................................4
Excluded Loans.....................................................................................................2
FDIC......................................................................................................................11

Fiduciary Relationships.....................................................................................53
Financial Statements...........................................................................................17
Governmental Authorization.............................................................................53
Governmental Entity...........................................................................................53
Hazardous Material.............................................................................................14
Holds.....................................................................................................................43
Illinois Courts.......................................................................................................51
Indemnified Party.................................................................................................49
Indemnifying Party..............................................................................................49
Insiders.................................................................................................................46
IRA........................................................................................................................54
Knowledge...........................................................................................................54
Landlord Consents..............................................................................................23
Leased Real Property............................................................................................1
Lessor....................................................................................................................23
Loan Exception....................................................................................................38
Loan Listings.......................................................................................................10
Loans......................................................................................................................2
Losses...................................................................................................................46
Measurement Date................................................................................................6
Noncompete Areas..............................................................................................55
Notice of Disagreement........................................................................................7
Objections............................................................................................................30
Order.....................................................................................................................54
Ordinary Course of Business............................................................................54
Overdraft Items....................................................................................................42
Owned Real Property............................................................................................1
Participation.........................................................................................................45
Participation Agreement....................................................................................20
Permitted Commitment Encumbrances............................................................30
Permitted Encumbrances...................................................................................54
Person..................................................................................................................54
Personal Property................................................................................................2
Phase I Assessments........................................................................................31
Phase II Assessments......................................................................................31
Plan......................................................................................................................31
Pre-Closing Environmental Liabilities..............................................................5
Preclosing Loans................................................................................................2
Preexisting Presence.........................................................................................55
Preliminary Statement........................................................................................7
Prepaid Expenses................................................................................................3
Proceeding.........................................................................................................55
Purchase Price.....................................................................................................5
Put Loan.............................................................................................................45
Put Loan Acquisition Date..............................................................................45
Put Participation................................................................................................45
Put Participation Acquisition Date.................................................................45
Real Property.......................................................................................................1
Real Property Leases........................................................................................23
Reclaim Amount................................................................................................42
Records.................................................................................................................3
Regulatory Approvals......................................................................................34
Remaining Branch Employees.........................................................................35
Remediation Cost..............................................................................................31
Schedule of Cash................................................................................................1
Seller.....................................................................................................................1
Seller Material Adverse Effect........................................................................55
Seller Plans........................................................................................................16
Surveys..............................................................................................................29
SWDA...............................................................................................................14
Tax Returns.......................................................................................................17
Taxes..................................................................................................................17
Tenant Leases..................................................................................................21
Title Commitments...........................................................................................29
Title Company..................................................................................................29
Transferred Employees...................................................................................36
TSCA.................................................................................................................14
Withholding Obligations..................................................................................3

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the 7th day of May, 2010, by and among First Mid-Illinois Bank & Trust, N.A., a national association with its main office located in Mattoon, Illinois (“Buyer”), and First Bank, a Missouri state chartered bank with its main office located in Creve Coeur, Missouri (“Seller”).

RECITALS:

A.           Seller owns or leases and operates the branch banking offices listed on Exhibit 1 and referred to  herein as the “Branch Offices.”

B.           Seller desires to sell and Buyer desires to acquire the Branch Offices, and, in that regard, Seller desires to sell and Buyer desires to acquire certain assets related thereto maintained at the Branch Offices and Seller desires to transfer and Buyer desires to assume certain deposit accounts maintained at the Branch Offices and certain other liabilities pertaining to the continuing operations thereof (the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1 Purchase of Assets.  Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign, transfer and deliver to Buyer at the Closing, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets, whether now existing or hereafter acquired, free and clear of all Encumbrances other than the Permitted Encumbrances (collectively, the “Assets”) as of the Effective Time:

(a) Owned Real Property.  The owned real estate described on Schedule 1.1(a) upon which certain of the Branch Offices are operated, including the buildings and other improvements thereto (the “Owned Real Property”).

(b) Real Property Leases.  All Real Property Leases together with all leased real properties, in each case as described on Schedule 1.1(b) (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), with all improvements by Seller to the Leased Real Property under such Real Property Leases.

(c) Cash on Hand.  All cash on hand at the Branch Offices as of the close of business on the Closing Date including vault cash, automated teller machine (“ATM”) cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”).  At the Closing, Seller shall deliver to Buyer Schedule 1.1(c) (“Schedule of Cash”) including the amount and location of Seller’s Cash on Hand as of the close of business on the Closing Date.

(d) Loans.            All loans or extensions of credit listed on Schedule 1.1(d) and all loans or extensions of credit made from the date of Schedule 1.1(d) up to the Closing Date and attributable to the Branch Offices (the “Preclosing Loans,” and together with all loans and extensions of credit listed on Schedule 1.1(d), the “Loans”), plus accrued but unpaid interest on such Loans through the Closing Date; provided, however, that the Loans shall not include (i) any loans or extensions of credit that, at the Measurement Date or the Closing Date, (A) are on nonaccrual status, (B) are 30 days or more past due, (C) are classified as “substandard,” “doubtful” or “loss” as of the date of the most recent examination of Seller or, in the reasonable judgment of Buyer and applying Seller’s rating system in a manner consistent with its past practices, would be rated watch or lower, (D) have had insurance force-placed, (E) are in connection with a borrower that has filed a petition for relief under the United States Bankruptcy Code prior to the Closing Date, (F) have specific reserves as shown on Seller’s books and records, of (G) are excluded pursuant to Section 7.6, or (ii) any loans subject to Participation Agreements in the event that Seller, as of the Closing Date, has not obtained from all participants under the respective Participation Agreement waivers of the participants’ right to put-back their portion of any participated loan in the event that Seller assigns or transfers Seller’s interest in the participated loan.  Notwithstanding the foregoing, the loans listed on Schedule 1.1(d)(i) shall be excluded from the Assets and all of such excluded loans shall be retained by Seller (collectively, with the loans excluded pursuant to clauses (i) and (ii) of this Section 1.1(d), the “Excluded Loans”).

(e) Personal Property. Except for those items that constitute Excluded Assets, all of the  furniture, equipment (including all cell phones and PDAs used by Transferred Employees), trade fixtures, shelving, on-premises or off-premises ATMs, security systems, safety deposit boxes (exclusive of contents) vaults, all signs, sign framing, structures, posts and other signage infrastructure, all non-logo office supplies and other items of tangible personal property (excluding all proprietary and third party software) located at the Branch Offices as of the close of business on the Closing Date, and any rights to telephone or facsimile numbers used at the Branch Offices (collectively, the “Personal Property”).  Set forth on Schedule 1.1(e) is a depreciation schedule that is a representative listing of the Personal Property as of March 31, 2010.  If, prior to the Closing Date, any item of Personal Property is or is discovered to be stolen, destroyed, taken out of service or lost, such item shall be excluded from the sale contemplated hereby, and the term “Personal Property” as used herein shall exclude any such item(s).  If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if repairable using Commercially Reasonable Efforts, shall, at Seller’s sole discretion, be either (i) sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Buyer or (ii) repaired by Seller prior to the Closing Date, it being understood that if any such item(s) are not reasonably repairable, it shall be excluded from the sale contemplated hereby and any insurance proceeds relating to such items shall be paid to Buyer.

(f) Assumed Contracts.  (i) All customer agreements, including those related to the Branch Offices’ safety deposit boxes and Deposits and Loans and (ii) (A) all leases and maintenance agreements related to the Branch Offices, including equipment leases relating to the lease of equipment located at the Branch Offices and related maintenance agreements and (B) all other Commitments, in each case as to subclauses (ii)(A) and (ii)(B) solely to the extent listed on Schedule 1.1(f) attached hereto other than any other Commitments that Buyer has elected to remove from or add to such Schedule 1.1(f) by giving written notice of such election to Seller not later than 30 days following the date hereof, in which case such Schedule delivered on the date hereof, as so modified by such election notice, shall be deemed to constitute Schedule 1.1(f) for all purposes of this Agreement (the Commitments listed on Schedule 1.1(f) and all customer agreements, including those related to the Branch Offices’ safety deposit boxes and Deposits and Loans are collectively referred to as the “Assumed Contracts”).

(g) Prepaid Expenses.  All prepaid expenses (the “Prepaid Expenses”) reflected on the books of Seller attributable to the Branch Offices as of the Closing Date, which include, but are not limited to, prepaid FICO assessments and prepaid FDIC insurance premiums,  but only to the extent attributable to the Assets or any of the Deposits sold, assigned or transferred to or assumed by Buyer pursuant to this Agreement and only to the extent relating to periods after the Closing Date.

(h) Books and Records.  All books, records, files and original documents directly relating to the Assets and Assumed Liabilities being transferred to Buyer hereunder, including all records relating to the Deposit Liabilities including signature cards, orders and agreements of the Branch Offices (collectively, the “Records”).

(i) Fiduciary Relationships.  All assets, rights and interests of Seller relating to the Branch Offices in respect of Fiduciary Relationships related to Deposits in respect of ESAs, IRAs and Keogh Accounts included in the Assets pursuant to Section 7.4.

Section 1.2 Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, at the Closing Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to pay, perform and discharge by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the “Assumed Liabilities”):

(a) Deposit Liabilities.  All deposit liabilities maintained at the Branch Offices, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date, except for deposit liabilities that are (i) overdrawn, (ii) represent loan escrow accounts or (iii) as provided in this subsection and in Section 2.3(c) hereof (the “Deposits” or “Deposit Liabilities”), other than any Pre-Closing Event Liability related to or in respect of such Deposits.  The Deposit Liabilities as they existed on April 30, 2010 are identified on Schedule 1.2(a)(i).  As soon as practicable after the date of execution of this Agreement, Seller will provide Buyer with a listing of the deposits of the Branch Offices, sorted by postal zip code, and, based on this listing, and any other information available, Buyer and Seller will use Commercially Reasonable Efforts to determine jointly any customers who are assigned in Seller’s records to a Branch Office but who appear to be using one of Seller’s other branch offices and such customers’ deposits will be deemed to be included on Schedule 1.2(a)(ii) for all purposes of this Agreement; provided, however that such joint determination will be completed no less than ten days prior to the Measurement Date.  As used herein, the term “Deposit Liabilities” shall include all of the deposit accounts evidencing deposit products offered by Seller from the Branch Offices, including savings accounts, statement accounts, checking accounts, money market accounts, and certificates of deposit; provided, however, that there shall be excluded from the term “Deposit Liabilities” the Deposits identified on Schedule 1.2(a)(ii) with all of such excluded deposits being retained by Seller.

(b) Backup Withholding Liabilities.  All amounts required by any governmental agency to be withheld from any of the Deposit Liabilities (“Withholding Obligations”), to the extent provided in Section 10.1(n).

(c) Real Property Leases and Assumed Contracts.  Any and all obligations of Seller pursuant to the Real Property Leases or the Assumed Contracts that are assignable by Seller to Buyer, other than any Pre-Closing Event Liability relating to or in respect of such Real Property Leases or Assumed Contracts.  The Real Property Leases are identified on Schedule 1.1(b) and the Assumed Contracts as of the date hereof are identified on Schedule 1.1(f), which may be updated pursuant to the terms of Section 1.1(f).

(d) Fiduciary Relationships.  All obligations of Seller relating to the Branch Offices in respect of Fiduciary Relationships related to Deposits in respect of ESAs, IRAs and Keogh Accounts included in the Assumed Liabilities pursuant to Section 7.4.

Section 1.3 Excluded Assets.  Seller shall not sell and transfer and shall retain, and Buyer shall not purchase or acquire, all of the following assets and properties of Seller, as follows (collectively, the “Excluded Assets”):

(a) All (i) paper stock, forms and other supplies containing any logos, trade name, trademark or service mark, if any, of Seller, other than all signage included in the Assets and (ii) the specific items of tangible personal property in or at, or affixed to the premises of, the Branches listed on Schedule 1.3(a), other than any such items that Buyer and Seller have mutually agreed to remove from or add to Schedule 1.3(a) following the date hereof, in which case such Schedule delivered on the date hereof, as so modified, shall be deemed to constitute Schedule 1.3(a) for all purposes of this Agreement.

(b) (i) All of Seller’s owned or licensed computer software programs and associated licenses (other than manufacturer’s firmware on transferred equipment included in the Personal Property), trade secrets and other intellectual property (other than customer lists for the Branch Offices), (ii) the names “First Bank” and “First Banks,” (iii) the names, descriptions and identifications of all account types and other products offered by Seller (whether or not offered at the Branch Offices) and (iv) all logos, service marks, trade names and trademarks, advertising materials, slogans and any similar items used by Seller in connection with its business, whether or not such is copyrighted or registered.

(c)  The Excluded Loans and any other non-performing loans as of the date hereof at the Branch Offices that are not listed on Schedule 1.1(d).

(d) Any other assets or properties of Seller not included in the Assets, including all non-divested branches of Seller.

(e) All assets, rights and interests of Seller relating to the Branches in respect of Fiduciary Relationships, except for the Deposits in respect of ESAs, IRAs and Keogh Accounts included in the Assets or Assumed Liabilities as contemplated by Section 7.4.

Section 1.4 Excluded Liabilities.   Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller relating to Seller or arising out of the Assets, the Excluded Assets, the Deposits or the Branch Offices, of any kind or nature and whether known, unknown, contingent or otherwise, on or before the Closing Date, other than the Assumed Liabilities (all such duties, responsibilities, obligations and liabilities, other than the Assumed Liabilities, the “Excluded Liabilities”); provided, that, for the avoidance of doubt subject to the provisions of Section 11.4(c), all liabilities (a) imposed on Buyer with respect to or in respect of the Real Property arising under any Environmental Law to the extent arising out of or relating to any release, violation of Applicable Law, event, condition, action, omission or other circumstance attributable to any period on or prior to the Closing Date, including any claims, penalties, remediation costs, liabilities arising from the emission, discharge release or disposal of any Hazardous Materials into the air, ground or water or the presence of any Hazardous Materials on, at or in any Branch Offices, and (b) without limiting the provisions of clause (a) above, all liabilities imposed on Buyer with respect to or in respect of the Real Property arising out of any underground storage tank located in, or asbestos or asbestos containing materials, regardless of condition, located in any building upon, any Real Property at anytime on or prior to the Closing Date, whether or not such liability shall arise prior to or after the Closing Date, including, without limitation, in the case of each of clause (a) and clause (b), all such liabilities arising out of any environmental event or condition disclosed on Schedule 3.10 or in the documents (or the attachments to the documents) referenced on Schedule 3.10; provided, however, that (i) Seller shall not be responsible for any liabilities under this clause (b) arising under any Environmental Law to the extent such liabilities are caused or made necessary by (1) Buyer’s changed use of any Real Property following the Closing Date, (2) changes made by Buyer to any structures on any Real Property following the Closing Date or (3) exacerbation of any underlying condition by the acts or omissions of Buyer following the Closing Date (and all environmental liabilities for which Seller shall be responsible to the extent provided in this Section 1.4 are referred to herein as, collectively, the “Pre-Closing Environmental Liabilities”), and (ii) Seller’s obligation to indemnify Buyer for the Excluded Liabilities related to any environmental liabilities described in this Section 1.4 shall survive for a period of only eight years following the Closing Date.

Section 1.5 Signage.  Beginning ten days prior to the Closing Date, Buyer may begin to replace the signs, logos, and other insignia identifying or identified with Seller, and Buyer shall bear the cost of any replacements and shall cause to be repaired any damage caused by such replacement.  Until the Closing Date, any signs, logos, and other insignia replaced by Buyer identifying or identified with Buyer shall be covered by temporary signs, logos, or other insignia identifying or identified with Seller.  After the Closing Date, the temporary signs, logos, and other insignia identifying or identified with Seller shall be removed by Buyer, and on and after the Closing Date, Buyer shall not use any name, logo, insignia, service mark or trade name of Seller in any manner.  No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venture or otherwise in the business of Buyer.  Buyer shall return to Seller any remaining signs, logos and insignia of Seller removed by Buyer from the Branch Offices after Closing.

ARTICLE II

CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES

Section 2.1 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur through the mail (including facsimile or e-mail) or take place at the offices of Seller, or at such other location as the parties may agree, at a mutually agreeable time on the Closing Date described in Section 2.2.

Section 2.2 The Closing Date.  The Closing shall take place on such date as the Buyer and Seller may agree, following receipt of all Regulatory Approvals and on a date on which the data transfer contemplated by Section 5.6 may occur, if all conditions and all applicable waiting periods associated with such Regulatory Approvals have been satisfied, or on such other date as the parties may mutually agree (the “Closing Date”).  The transactions contemplated by this Agreement shall become effective at the close of business on the Closing Date (the “Effective Time”).

Section 2.3  Calculation and Payment of Purchase Price.  The calculation and payment of the Purchase Price shall be made as follows:

(a) Purchase Price Calculation.  The “Purchase Price” shall be an amount equal to the following, with the appropriate value of each category of asset and liability to be calculated as of the close of business on the Closing Date:

(i) the net book value of the Real Property and the Personal Property on the Records of Seller as of the Closing Date (the net book value of which as of March 31, 2010 is $5,543,087.25); plus

(ii) the amount of Cash on Hand; plus

(iii) the “Deposit Premium,” which shall be equal to 4.77% of the ending balance of the Deposit Liabilities as of the Closing Date; provided, however, that no Deposit Premium will be paid with respect to Deposit Liabilities that are brokered deposits, CDARs or deposits by municipalities that require the pledging of investment securities; plus

(iv) the aggregate amount of the principal and accrued interest on the Loans, together with any late charges accrued thereon, as of the close of business on the Closing Date, excluding any loan loss reserve or general reserve which may be associated with the Loans; plus

(v) the net amount of any prorated items owed by Buyer to Seller pursuant to Section 2.4; plus

(vi) the Prepaid Expenses; minus

(vii) the aggregate amount of the principal of and accrued interest on the Deposit Liabilities; minus

(viii) the amount of Withholding Obligations, if any, assumed by Buyer pursuant to Section 1.2(b); minus

(ix) the net amount of any prorated items owed by Seller to Buyer pursuant to Section 2.4.

(b) Closing Date Payment.  If the Purchase Price, calculated by Seller as set forth above but based upon the relevant values as of the close of business on the second business day prior to the Closing Date (the “Measurement Date”), is a positive number, then on the Closing Date Buyer shall transfer to Seller, by wire transfer in immediately available funds to an account designated by Seller, an amount which Seller estimates to be the amount of the Purchase Price.  If the Purchase Price, calculated by Seller as set forth above but based upon the relevant values as of the close of business on the Measurement Date, is a negative number, then on the Closing Date Seller shall transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller estimates to be the amount of the Purchase Price (the Purchase Price so transferred by Buyer or Seller, as the case may be, is referred to herein as the “Estimated Purchase Price”); provided, however, that with respect to Seller’s calculation of the Estimated Purchase Price as of the Measurement Date, only those Preclosing Loans made at least 15 days or more prior to the Closing Date are required to be included therein; provided, further, for avoidance of doubt, all Preclosing Loans transferred to Buyer at the Closing and not included in Seller’s calculation of the Estimated Purchase Price as of the Measurement Date (because such Loans were entered into between 15 days prior to the Closing Date and the Closing Date), will be included in Buyer’s calculation of the Preliminary Statement.  The Estimated Purchase Price amount shall be set forth in a certificate executed by Seller setting forth in reasonable detail Seller’s calculation and delivered to Buyer by 5:00 pm Chicago time on the Measurement Date, which amount and calculation shall be reasonably acceptable to Buyer.

(c) Purchase Price Adjustment.

(i) Within seven Business Days, following the Closing Date, Buyer will prepare and deliver to Seller a preliminary statement (the “Preliminary Statement”), consistent with the terms of this Agreement, setting forth the payment required by Section 2.3(a), and with regard to Loans as described in Section 2.3(b), as of the Close of Business on the Closing Date, and reconciling the payment detailed in the Preliminary Statement to the Estimated Purchase Price.

(ii) Seller will have ten Business Days following Buyer’s delivery of the Preliminary Statement to Seller to review and respond to the Preliminary Statement.  Unless Seller has delivered to Buyer a written letter of its disagreement with the Preliminary Statement (the “Notice of Disagreement”) on or prior to 5:00 p.m. (Central Time) on the tenth Business Day following Buyer’s delivery of the Preliminary Statement to Seller, the Preliminary Statement will become the Final Statement.  If the Notice of Disagreement is delivered in a timely manner, then (i) any amount set forth in the Preliminary Statement as to which Seller has not objected and properly proposed an adjustment in the Notice of Disagreement will be deemed to be accepted and will become part of the Final Statement and (ii) the Preliminary Statement will become the Final Statement on the earlier of (A) the date that Buyer and Seller resolve in writing all remaining disputed matters properly specified in the Notice of Disagreement or (B) the date that the Arbitrator delivers to Buyer and Seller a copy of the Final Statement and the Adjustment Payment pursuant to Section 2.3(c)(iv).  The Notice of Disagreement will (x) set forth in reasonable detail any proposed adjustment to the Preliminary Statement and the basis for such adjustment (including a specific dollar amount and accompanied by a reasonably detailed explanation) and (y) only include disagreements based on mathematical errors or based on the Preliminary Statement not being calculated in accordance with Section 2.3(c)(i).

(iii) As soon as reasonably practicable, but in any event no later than seven Business Days after Seller’s delivery of the Notice of Disagreement, Buyer and Seller will meet and endeavor to resolve the unaccepted adjustments described in the Notice of Disagreement.  If Buyer and Seller reach agreement in writing on such adjustments, the Final Statement will be the Preliminary Statement modified to reflect the adjustments accepted pursuant to Section 2.3(c)(ii) and those otherwise agreed to in writing by the parties pursuant to this Section 2.3(c)(iii).

(iv) If Buyer and Seller do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within seven Business Days following the meeting provided for in Section 2.3(c)(iii), any remaining disputed adjustments that were properly included in the Notice of Disagreement will be settled by the Peoria, Illinois office of Clifton Gunderson LLP (or, if such firm will decline to act or is, at the time of submission thereto, a principal independent auditor of Buyer or Seller), of another independent accounting firm of national reputation acceptable to Buyer and Seller (either or such other accounting firm being the “Arbitrator”) in accordance with the following provisions of this Section 2.3(c)(iv).  Buyer and Seller will furnish the Arbitrator with a copy of this Agreement, the Branch Financial Statements, the Preliminary Statement and the Notice of Disagreement. The Arbitrator’s engagement will be limited to (i) reviewing the Preliminary Statement and the amounts properly placed in dispute by the Notice of Disagreement, (ii) determining (A) whether Buyer’s proposed amount for an item in the Preliminary Statement or Seller’s proposed adjustment thereto in the Notice of Disagreement is calculated more nearly in accordance with Section 2.3(c)(i) and (B) whether there were mathematical errors in the Preliminary Statement, (iii) preparing the Final Statement, which will include those amounts in the Preliminary Statement not properly disputed by Seller, those adjustments otherwise agreed to in writing by the Parties pursuant to Section 2.3(c)(iii) and those amounts determined by the Arbitrator to be calculated more nearly in accordance with Section 2.3(c)(i) and (iv) calculating the Adjustment Payment.  Seller and Buyer agree to share equally the fees and charges of the Arbitrator hereunder for its services in resolving disputes within this Section 2.3(c)(iv).  The Arbitrator will complete its preparation of the Final Statement and the Adjustment Payment within 15 Business Days from the date of submission of the disputed adjustments to the Arbitrator, and will deliver a copy of the Final Statement and the Adjustment Payment to Seller and Buyer and, together with a report setting forth each disputed adjustment, the Arbitrator’s determination with respect thereto, and a statement of the Arbitrator’s reasons for such determination.  The Arbitrator’s determination will be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction

(v) The appropriate post-closing adjustment payment (the “Adjustment Payment”) to reflect the difference, if any, between the amount calculated pursuant to Section 2.3(c)(i) through Section 2.3(c)(iv) and the amounts calculated as of the Measurement Date pursuant to Section 2.3(b) hereof shall be paid by Seller or by Buyer, as the case may be, on or before five Business Days following the Preliminary Statement becoming the Final Statement (the “Adjustment Payment Date”).  Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the party receiving the Adjustment Payment.  Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, Midwest Edition, on the Closing Date, or, if none, on the latest date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.

Section 2.4 Prorations.  The parties intend that Seller shall operate for its own account the business conducted at the Branch Offices until the close of business on the Closing Date, and that the Buyer shall operate such business for its own account on and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branch Offices (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, which may include, without limitation, property and casualty insurance (if such prorations are not made by the applicable insurer(s)), telephone, electric, gas, water, and other utility services, security services, taxes associated with the Real Property, assessments (including regulatory assessments) and similar expenses and revenue related to the operation of the Branch Offices and the Assets transferred hereunder.  For purposes of calculating the prorations, the parties acknowledge that Illinois real estate taxes are typically paid in arrears; provided, however, that all Real Property taxes and assessments, to the extent payable by Seller and/or Buyer, shall be prorated at the Closing on the basis of 105% of the most recent ascertainable Real Estate taxes and assessments, and all other payments shall be prorated on the basis of the best information available at Closing.   If, at Closing, the Owned Real Property is encumbered by an assessment that is a charge or lien against the Owned Real Property arising on or before the Closing Date, and such assessment is payable in installments, then all unpaid installments of such assessments which are due and payable after the Closing shall be paid and discharged by Buyer at or after Closing.  Seller shall be responsible for payment at Closing of all accrued but unpaid installments of such assessments which are due and payable for the period prior to the Closing Date.  The proration of FICO assessments and FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the Closing Date and the number of days during any period Buyer will hold the Deposit Liabilities.  The parties will affect the proration of FDIC insurance premiums through the FDIC Connect system, as may be required, and will share with each other evidence of such proration.  For prorations, if any, that cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 2.3(c).  Notwithstanding anything to the contrary, to the extent that the FDIC imposes an assessment (special or otherwise) after the Closing Date, which assessment is applicable to deposits that were attributable to the Deposits prior to the Closing Date, then such assessment shall be appropriately apportioned between Seller and Buyer after the Closing Date within five Business Days after payment of such assessment.

Section 2.5 Transfer Taxes.  Buyer and Seller shall each pay one-half of all sales and transfer taxes, if any, arising from the transfer to Buyer of the Assets.

Section 2.6 Purchase Price Allocation.  No later than 60 calendar days after the later to occur of the determination of the Purchase Price or any Adjustment Payment (including the final resolution of any dispute related thereto pursuant to Section 2.3(c)), Buyer and Seller shall agree on the allocation among, and paid in respect of, the Assets.  The parties will report (including with respect to the filing of Forms 8594 with the IRS) the sale and purchase for all tax purposes in a manner consistent with the Allocation and will not, in connection with the filing of any return, make any allocation of the consideration payable hereunder that is contrary thereto.  The parties will consult with one another with respect to any tax audit, controversy, or litigation relating to the Allocation and IRS Forms 8594.

Section 2.7 Closing Deliveries.

(a) At the Closing, Seller shall deliver to Buyer:

(i) a certificate signed by an appropriate officer of Seller stating that all of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(d) have been satisfied or waived as provided therein;

(ii) a certified copy of currently effective resolutions of the board of directors of Seller authorizing Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) a Certificate of the Missouri Division of Finance, dated a recent date, stating that Seller is in good standing;

(iv) an Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 2;

(v) evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Purchase Price, if the Estimated Purchase Price is negative;

(vi) if any Commitments are listed on Schedule 1.1(f) to this Agreement, an Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 3;

(vii) a Bill of Sale in substantially the form set forth in Exhibit 4;

(viii) special warranty deeds conveying the Owned Real Property to the Buyer, in accordance with Section 5.9 of this Agreement;

(ix) an Assignment, Transfer and Appointment of Successor Custodian Agreement with respect to the transfer of the IRA Accounts in substantially the form set forth in Exhibit 5;

(x) such other bills of sale, assignments and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good and marketable title to the Assets;

(xi) listings of the Deposit Liabilities as of the close of business on the Measurement Date (the “Deposit Listings”) in a paper format or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include account number, outstanding principal balance, accrued interest, and other pertinent information;

(xii) listings of the Loans as of the close of business on the Measurement Date (the “Loan Listings”) in a paper format or utilizing such other method of information transfer as the parties may mutually agree, which Loan Listings shall include account number, outstanding principal balance, accrued interest, and other pertinent information; a single assignment instrument for all, notes and liens for real estate and other secured loans; original promissory notes or other appropriate documents evidencing each Loan endorsed or executed allonges with respect to each note, “without recourse” and, except as otherwise specifically provided in this Agreement, without warranties except for warranties regarding title thereto and right and authority to transfer; and such other documents evidencing the transfer to Buyer all of Seller’s interest in all of the Loans to be transferred at the Closing, the security therefor and the other rights of Seller pertaining thereto as Buyer shall have reasonably requested;

(xiii) such Records as are capable of being delivered to Buyer (it being understood that after the Closing Date, Seller shall provide Buyer with reasonable access to any Records which are not capable of being transferred to Buyer at the Closing and will thereafter promptly transfer such Records to Buyer);

(xiv) a Limited Power of Attorney in the form of Exhibit 6 hereto to effectuate the assignment of the Loans (including the security interest in all collateral therefor);

(xv) state, county and, if applicable, municipal transfer tax declarations;

(xvi) a pro forma title insurance policy for each Owned Real Property;

(xvii) the Landlord Consents and Consents listed on Schedule 2.7(a)(xvii);

(xviii) estoppels from the landlords of the Leased Real Property and from all tenant and subtenants under the Tenant Leases;

(xix) Financial Statements of the Branch Offices as of the Measurement Date; and

(xx) such other documents as Buyer reasonably determines are necessary to consummate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

(b) At the Closing, Buyer shall deliver to Seller:

(i) a certificate signed by an appropriate officer of Buyer stating that all of the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(d) have been satisfied or waived as provided therein;

(ii) a certified copy of currently effective resolutions of the Board of Directors of Buyer authorizing Buyer’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) an Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 2;

(iv) evidence of payment to Seller, by wire transfer in immediately available funds to an account designated by Seller, of the Estimated Purchase Price, if the Estimated Purchase Price is positive;

(v) if any Commitments are listed on Schedule 1.1(f), an Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 3; and

(vi) an Assignment, Transfer and Appointment of Successor Custodian Agreement with respect to the transfer of the IRA Accounts in substantially the form set forth in Exhibit 5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the specific Section of the written statement identified as the disclosure schedule attached to this Agreement (“Disclosure Schedule”) relating to a specific and corresponding Section below, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization.  Seller is a Missouri state chartered bank duly organized, validly existing and in good standing under the laws of the State of Missouri, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”).  Seller has the corporate power and authority to carry on its business, as the same is being conducted at the Branch Offices, and to own or use the properties and assets that it purports to own or use, including as related to the Branch Offices.

Section 3.2 Authorization.  Except  for the Regulatory Approvals, the Landlord Consents and such other Consents as are listed on Schedule 3.2, Seller is not required to give any notice to, make any filing with, or obtain any authorization or consent of any kind of any third party, including the shareholders of Seller, in order to execute and deliver this Agreement or consummate the transactions contemplated hereby, including the sale, transfer, and assignment of the Assets and the Assumed Liabilities.  Seller has all requisite corporate power and authority to execute and deliver this Agreement with Buyer, to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The board of directors of Seller has, by all appropriate action, approved this Agreement and the transactions contemplated herein and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by Seller of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.3 Non-Contravention; Consents.  Subject to the Regulatory Approvals, Landlord Consents and the Consents listed on Schedule 3.2, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby by Seller, will not, directly or indirectly (a) contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of Seller or (ii) any resolution adopted by the board of directors of Seller; (b) violate in any material respect any Order, writ, judgment, injunction, law (including common law), statute, rule or regulation (each, an “Applicable Law”) applicable to Seller’s execution and delivery of, and performance under, this Agreement or to the Branch Offices or any of their respective properties or assets; or (c) require on the part of the Seller any Consent.

Section 3.4 Compliance with Law.  Seller has all licenses, franchises, permits and other Governmental Authorizations that are legally required to enable it to conduct its business at the Branch Offices as presently conducted in all material respects.  The Branch Offices are in compliance in all material respects with all Applicable Laws (a) that regulate or are concerned in any way with the ownership and operation of the Branch Offices or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, including the Deposit Liabilities, the lending of money, including the Loans, the collection of interest, the extension of credit and the location and operation of banking facilities or (b) that otherwise relate to or affect the business or assets of the Branch Offices or the assets owned, used, occupied or managed by the Branch Offices; provided that to Seller’s Knowledge, the Branch Offices are in compliance in all material respects with Applicable Laws related to intellectual property infringement.  To Seller’s Knowledge, the business and operations of the Branch Offices (including the origination and administration of the Loans and Deposit Liabilities) have been and are being conducted in accordance with all Applicable Laws of all Governmental Entities, including all regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like, except such conduct as would not have a Seller Material Adverse Effect.  To Seller’s Knowledge, no event has occurred or circumstances exist that constitutes a material violation by Seller in the operation of the Branch Offices, or a failure on the part of Seller with respect to the Branch Offices to comply with, any Applicable Law in any material respects.

Section 3.5 Regulatory Enforcement Actions.  Except as set forth on Schedule 3.5, Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding, formal proceeding, investigation or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other Governmental Entity having supervisory or regulatory authority (a) with respect to Seller or (b) which could have a Seller Material Adverse Effect on the operation of the Branch Offices after the Closing Date.

Section 3.6 Community Reinvestment Act.  Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no pending actions, proceedings or, to Seller’s Knowledge, allegations by any person or Governmental Entities which may cause any applicable Governmental Entities to deny any application required to be filed pursuant to Section 7.2.  To Seller’s Knowledge, Seller has not received any notices of and has not been made aware of any planned or threatened objection by any community group to the transactions contemplated hereby.  As of the date of this Agreement, Seller was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.

Section 3.7 Litigation.  Except as set forth on Schedule 3.7, there is no pending Proceeding that has been commenced by or against Seller that relates to or arises form the business conducted by the Branch Offices.  To Seller’s Knowledge, (a) no such Proceeding has been threatened and (b) no event has occurred or circumstances exist that may give rise to or serve as a basis for the commencement of any such Proceeding.  There is no Order to which Seller, or any of the assets owned or used by Seller, is subject that would have a Seller Material Adverse Effect.  Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Branch Offices.

Section 3.8 Title to Assets.  Seller has good and marketable title to or, in the case of any leased Personal Property and Leased Real Property, good leasehold interest in, all of the Assets in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  All Personal Property is in good condition, reasonable wear and tear excepted, and is usable in the Ordinary Course of Business.  Any Personal Property held under lease by Seller is held by Seller under a valid and enforceable lease as against Seller with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property by Seller.  Such enforceability is subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.  Except as set forth on Schedule 3.8, the Assets that Buyer will acquire on the Closing Date represent all of the assets necessary to conduct the business of the Branch Offices as presently conducted and represent all of the assets used or intended for use in the conduct of the business of the Branch Offices.

Section 3.9 Warranties of Condition.  Except as otherwise specifically provided herein, the Seller makes no warranty of the condition of the Real Property and the Personal Property which is sold “AS IS”.  Any warranty of condition of the Real Property or the Personal Property express, implied or statutory, whether of merchantability, fitness for a particular use or purpose, or otherwise, all of which warranties is hereby disclaimed by Seller.

Section 3.10 Environmental Matters.  Except as set forth in Schedule 3.10, with respect to the Branch Offices and the Real Property on which each Branch Office is located:

(a) The Branch Offices, the Real Property and their operations are and at all times during Seller’s ownership or operation have been in material compliance with all Environmental Laws;

(b) To Seller’s Knowledge, at all times prior to Seller’s ownership or operation, the Branch Offices, the Real Property and their operations have been in material compliance with all Environmental Laws;

(c) Seller is not aware of nor has received notice of, any past or present conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of the Branch Offices or the Real Property with all Environmental Laws;

(d) There are no Proceedings pending, or to Seller’s Knowledge, threatened, nor have there been any past Proceedings (or, in the case of Proceedings during any period prior to Seller’s ownership or operation, any past Proceedings to Seller’s Knowledge) relating to the Real Property, or Seller in connection with the Real Property or the Branch Offices, under any Environmental Law, including any notices, demand letters or requests for information from any federal or state Governmental Entity;

(e) Seller has not received any written notice of any violation of or obligation under or liability or Encumbrance pursuant to any Environmental Laws with regard to the Branch Offices or the Real Property;

(f) Except as is in compliance with applicable Environmental Laws, no Hazardous Materials exist at, in, on or under, about, within, or emanate from any Branch Offices or the Real Property, nor (in the case of any period during or, to Seller’s Knowledge, prior to Seller’s ownership or operation of any Branch Office or the Real Property) have any Hazardous Materials previously existed at, in, on, under, about, within or been used, generated, stored, transported, disposed of, on or released from the Real Property;

(g) To Seller’s Knowledge no asbestos, mold or lead based paint is contained in any Branch Office, except in such form and amounts as have not and would not reasonably be expected to create any liability in its current condition under any Environmental Law;

(h) To Seller’s Knowledge, there are no underground or above ground storage tanks located at any Branch Office or Real Property;

(i) Seller is not required to have any Governmental Authorization under Environmental Laws in connection with any of the Branch Offices;

(j) There are no ongoing, and to the Seller's Knowledge, there have been no and there are no planned environmental investigations, remediations or other Hazardous Material response actions at, or relating, to Branch Offices or Real Property and such property is not currently listed on or to Seller’s Knowledge proposed for listing on any listing on the United States Environmental Protection Agency's National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other Hazardous Material response action.

(k)  Seller has not received any report reflecting the results of any environmental assessment or survey (including an asbestos survey) performed on the Branch Offices or the Real Property which indicated the existence of or the potential for any adverse environmental condition; and

(l) Seller has delivered to Buyer on or prior to the date hereof (or, at the latest, within ten days following the date of this Agreement), true and complete copies of all documents, records, and information in its possession or control that identify environmental liabilities and other environmental matters, including, without limitation, previously conducted environmental site assessments, reports, studies, surveys and other similar documents or information, including, without limitation, related correspondence, relating to each of the Real Properties.

For purposes of this Agreement, “Environmental Laws” mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended “SWDA,” also known as “RCRA” for a subsequent amending act), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”), (iii) the Clean Water Act, 33 U.S.C. § 251 et seq., as amended (“CWA”), (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (“CAA”), (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended (“TSCA”), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C. § 2601 et seq., as amended (“EPCRKA”), and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, solely as it relates to hazardous materials.  For purposes of this Agreement, “Hazardous Material” means, without limitation, (i) any “hazardous wastes” as defined under RCRA, (ii) any “hazardous substances” as defined under CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos or asbestos containing materials, regardless of condition, (viii) polychlorinated biphenyls, (ix) underground storage tanks, whether empty, filled or partially filled with any substance, (x) any substance the presence of which on the property in question is prohibited or regulated under any Environmental Law, and (xi) any other substances which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local Governmental Entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

Section 3.11 Employee Matters.

(a) Schedule 3.11(a) lists the names of all employees of Seller and its Affiliates working at the Branch Offices (the “Branch Employees”) as of the date within ten days of the date hereof and states for each such individual his or her position, exempt or non-exempt status (for purposes of the Fair Labor Standards Act and comparable local wage hours), active or inactive status (and, if inactive, the reason therefor and the expected return date), current annual salary or wage rate, target incentive opportunity and projected incentive pay-out for 2010 (if any), actual incentive compensation for 2010 (if any), period of service and whether such Branch Employee is a part-time or full-time employee, and the information contained in such list remains true and complete as of the date hereof.  All Branch Employees who continue to be employed by the Seller and its Affiliates immediately prior to the Closing Date will be terminated by Seller on the Closing Date and Seller will pay such Branch Employees in accordance with Applicable Law and the terms of the arrangement pursuant to which such amounts are payable all accrued vacation or any type of accrued compensation or fringe benefits owed the Branch Employees.

(b) No causes of action, complaints, claims, charges or administrative investigations for unfair labor practices, wrongful discharge, violation of employment contract or employment claims based upon any municipal, state or federal law, statute, public policy, order or regulation is pending, or to Seller’s Knowledge, threatened against Seller or its Affiliates with regard to the Branch Offices.  Except as set forth on Schedule 3.11(b), there are no suits, claims, grievances, or causes of action pending, or, to Seller’s Knowledge, threatened, against Seller (whether in court or before an administrative agency) arising out of or related to Seller’s employment, employment status or classification, termination of employment, or consideration for employment of the Branch Employees at the Branch Offices.

(c) In relation to the Branch Offices, Seller and its Affiliates have complied in all material respects with all laws (including reporting and disclosure requirements) relating to the employment of labor, including provisions relating to wages, hours, bonuses, commissions, overtime pay, holiday pay, sick pay, vacation pay, collective bargaining, occupational safety, equal employment, fair employment practices, discrimination, plant closings and mass layoffs, immigration, legal qualification of employment status, classification of Branch Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and comparable local wage and hour laws, and the payment of social security or other taxes, and worker’s compensation or other insurance premiums, and Seller has not received any notice alleging that it has failed to comply in any respect with such laws.

(d) In relation to the Branch Offices, Seller and its Affiliates have not committed any unfair labor practices and there are no unfair labor practice charges or complaints against the Seller or its Affiliates pending, or to Seller’s Knowledge, threatened, before the National Labor Relations Board or any comparable Governmental Entity.

Section 3.12 Employee Contracts.

(a) Except as set forth on Schedule 3.12(a), there are no employment contracts, agreements or arrangements, including any confidentiality, noncompetition, or proprietary rights agreement, between any Branch Employee and Seller, or to Seller’s Knowledge, between any such Branch Employee and any third party.  Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Offices and Seller is not aware of any pending organizational efforts at the Branch Offices.  There is no labor strike, arbitration, dispute, or slowdown or stoppage pending, or to Seller’s Knowledge, threatened, involving the Branch Employees of the Branch Offices, and Seller is unaware of any efforts during the past three years to unionize or organize any employees at the Branch Offices.  Seller has not entered into any agreement or otherwise made any commitment or representation to any Branch Employees with respect to their employment by Buyer.

(b) As a result of the transactions contemplated by this Agreement, Buyer will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement or plan to which Seller is a party or to which it is bound in respect of any Branch Employees of the Branch Offices.  Seller agrees that Buyer will not be bound to the terms of any employment, management, consulting, reimbursement, retirement, early retirement or similar agreement, whether existing on the Closing Date or in discussion or negotiation, with any Branch Employees of the Branch Offices as to which Seller is a party or to which Seller is bound that are inconsistent with the terms of this Agreement.

Section 3.13 Employee Benefits.  There are no liens or other claims which affect or could affect the Assets of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee, officer, or director of Seller, or the operation, sponsorship or participation of any such persons or by Seller in any employee benefit plan, program, procedure or other employee benefit practice, whether or not subject to the Employee Retirement Insurance Security Act of 1974 (ERISA).  There are no liabilities, breaches, violations or defaults under any “Employee Welfare Benefit Plan” or “Employee Pension Benefit Plan” (as such terms are defined in Section 3(1) and Section 3(2) of ERISA, respectively) or any other compensatory or benefit arrangement, plan, or program or contract, whether or not subject to ERISA, sponsored, maintained or contributed to by Seller or any of its Affiliates (collectively, the “Seller Plans”) that would subject the Assets, Buyer, its employee benefit plans, or any fiduciaries of Buyer’s employee benefit plans to any Tax, penalties or other liabilities.  Seller will retain all liabilities and assume all obligations with regard to all Seller Plans.

Section 3.14 Taxes.

(a) With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer will contain all information and documents (including, without limitation, properly completed Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under Internal Revenue Code of 1986, as amended (the “Code”).

(b) All Tax Returns required to be filed on or before the Closing Date by Seller and its Affiliates with respect to any Taxes payable in respect of the Assets or Assumed Liabilities or related to the Branch Offices have been timely filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed and are true and correct in all material respects.

(c) All Taxes owed by Seller and its Affiliates with respect to the Assets or Assumed Liabilities or related to the Branch Offices (whether or not shown on any Tax Return) that are required have been timely paid in full.

(d) Seller and its Affiliates have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Assets or the Assumed Liabilities or related to the Branch Offices.

(e) There are no claims, assessments, levies, administrative proceedings or lawsuits pending or, to Seller’s Knowledge, threatened by any taxing authority with respect to the Assets or Assumed Liabilities or related to the Branch Offices; and no audit or investigation of any Tax Return of Seller or its Affiliates with respect to the Assets or Assumed Liabilities or related to the Branches is currently underway or, to Seller’s Knowledge, threatened.

(f) As used in this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies or other like assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller or its subsidiaries or Affiliates is required to pay, withhold or collect.  As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including information returns or reports with respect to backup withholding and other payments to third parties.

Section 3.15 Insurance.  Seller maintains in full force and effect insurance on the Assets in such amounts and against such risks and losses as are (based on advice of its insurance broker) customary and adequate for comparable entities engaged in the same business and industry.  Schedule 3.15 lists all insurance policies covering the material properties, assets, employees and operations of the Branch Offices (including policies providing property, casualty, liability, and workers’ compensation coverage).

Section 3.16 Financial Statements.  Seller has furnished Buyer with true and complete copies of unaudited statement of financial condition of the Branch Offices (the “Financial Statements”) as of April 30, 2010 (the “Balance Sheet Date”) and the related statements of income (the “Branch Financial Statements”), copies of which are attached as Schedule 3.16.  The Branch Financial Statements have been prepared on a consistent basis and in accordance with applicable regulatory requirements.  The Branch Financial Statements present fairly in all material respects the financial position of the Branch Offices at the dates shown and the results of its operations and changes in financial position for the periods then ended.

Section 3.17 Absence of Certain Changes or Events.  Since the Balance Sheet Date, Seller has conducted its business at the Branch Offices only in the ordinary course and has not, other than in the Ordinary Course of Business and consistent with past practices and safe and sound banking practices, taken any of the actions or permitted to occur any events (a) that has had or could reasonably be expected to have a Seller Material Adverse Effect or (b) specified in Sections 5.1(b)(i) through (xiii).

Section 3.18 Undisclosed Liabilities.  The Branch Offices have no liabilities except for (a) liabilities set forth in the Branch Financial Statements, (b) liabilities that have arisen in the Ordinary Course of Business after the Balance Sheet Date and (c) Commitments made in the Ordinary Course of Business.

Section 3.19 Deposit Liabilities.

(a) Seller has provided to Buyer a true and accurate data file of all deposits (including ESAs, IRAs and Keogh Accounts), and related information, which are at the Branch Offices, which data shall be updated at and as of a date first, not earlier than 30 days prior to the Closing Date and, second, not earlier than five days prior to the Closing Date to list separately Deposits to be assumed under this Agreement and deposits that are not being assumed under this Agreement.

(b) The Deposits are insured to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, 12 U.S.C. § 1813, and Seller has paid all assessments and opt-in fees and has filed all reports required to be paid or filed by it to or with the FDIC concerning the Deposits.

(c) The Deposits were solicited and currently exist in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if, among other things, the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

(d) Seller has the right to transfer or assign each of the Deposits to Buyer, subject to any pledges, liens, judgments, court orders and restrictions on transfer.

(e) Each of the agreements relating to the Deposits has been duly authorized, executed, and delivered, and is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(f) Except as set forth on Schedule 3.19(f), all agreements relating to the Deposits other than certificates of deposit legally permit Buyer to unilaterally terminate or modify such agreements within 30 days after the Closing Date without the consent of the depositor or depositors and without penalty, subject to Applicable Law, delivery of any notice as may be specified in such agreements and any applicable provisions in such agreements.

Section 3.20 Loans.

(a) Seller has provided to Buyer a true and accurate data file of all Loans, including the outstanding principal balance of and the amount of accrued and unpaid interest and fees on such Loans, prepared as of a date within ten days prior to the date of this Agreement, which data shall be updated at and as of the Closing Date, and, in each case as updated, shall be true and accurate in all material aspects as of such date.

(b) Each Loan included in the Assets was made or acquired by Seller or its predecessor in the Ordinary Course of Business.  Except as set forth on Schedule 3.20(b), none of the loans of the Branch Offices (including the Loans) consist of loans between Seller, on the one hand, and any employee or Affiliate of Seller or any of Seller’s Affiliates.

(c) Except as set forth on Schedule 3.20(c), none of the Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

(d) To Seller’s Knowledge, there are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that the term “facts” shall not include judgments or opinions of such officers or employees which were in good faith or information which is reflective of information supplied by the borrower or other third parties.

(e) With respect to each Loan:

(i) Such Loan was solicited, originated, administered, serviced and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder, including, as applicable, any written United States Small Business Administration or United States Department of Agriculture service guidelines, and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectibility of the Loan or subjects the lender to any penalty or liability);

(ii) Each note, agreement or other instrument evidencing a Loan and any related security agreement and other document securing, governing or otherwise relating to such Loan (including, without limitation, any guaranty or similar instrument) is true, genuine and, in all material respects, complete, and constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally, and all actions necessary to perfect any related security interest in favor of Seller have been duly taken;

(iii) Except as set forth on Schedule 3.20(e)(iii), such Loan (A) to the extent secured or purported to be secured by a first priority lien in favor of Seller, is secured by a valid and enforceable, and duly perfected, first priority lien in favor of Seller in the collateral therefor, which lien is assignable and (B) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor;

(iv) There has been no material modification, amendment or supplement to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file made available to Buyer in respect of such Loan;

(v) Such Loan is accruing interest in accordance with its terms;

(vi) Except as set forth on Schedule 3.20(e)(vi), such Loan is not pledged to a third party or otherwise encumbered, and no other party has filed a UCC financing statement in connection therewith;

(vii) Except as set forth on Schedule 3.20(e)(vii), Seller is in possession of all (A) original notes or lost note affidavits, or (B) mortgages or certified copies of such mortgages and financing statements (or other lien filing documents), provided that such mortgages and financing statements (or other lien filing documents) have been returned by the local recording office;

(viii) To Seller’s Knowledge, there is no valid claim or valid defense (including the defense of usury) by any borrower to the enforcement of such Loan or a valid right of setoff or rescission;

(ix) No claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect to any Loan by the applicable borrower(s) under such Loan or, to Seller’s Knowledge, by any other Person;

(x) Neither Seller nor, to Seller’s Knowledge, any predecessor has taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Buyer (including, without limitation, any right not to repay any such obligation or any part thereof);

(xi) Such Loan was made substantially in accordance with Seller’s or Seller’s predecessor’s standard underwriting and documentation guidelines as in effect at the time of its origination, and has been administered substantially in accordance with Seller’s or, to Seller’s Knowledge, Seller’s predecessor’s standard loan servicing and operating procedures as in effect from time to time;

(xii) Except as set forth on Schedule 3.20(e)(xii), Seller may transfer or assign such Loan to Buyer without the approval or consent of any obligor thereunder and without creating any breach of any Commitment pursuant to which another party has purchased or is participating in the credit of which the Loan is a part (each, a “Participation Agreement”);

(xiii) Such Loan is not as of the date hereof, or is or has not been during the period beginning on the date hereof and ending on and as of the Closing Date, 30 calendar days or more delinquent (without giving effect to any grace period, waiver, forbearance, reservation of rights, extension, modification or amendment);

(xiv) Neither the borrower nor any guarantor of the Loan is in bankruptcy and, to Seller’s Knowledge, there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectibility, the value or the marketability of such Loan;

(xv) No notice of default has been given or received by Seller with respect to any Loan and Seller has not received any notice of any violation of law with respect to any Loan or any collateral for any Loan;

(xvi) Except as set forth on Schedule 3.20(e)(xvi), there is no pending, or to Seller’s Knowledge, threatened, litigation or claims which may affect in any way the title or interest of the Seller or the borrower in and to such Loan, the collateral for such Loan and the promissory note or the mortgage or deed of trust;

(xvii) There are no threatened or pending foreclosures, total or partial condemnation (to Seller’s Knowledge) or repossession proceedings or insurance claims (to Seller’s Knowledge) with respect to such Loan or the collateral for such Loan; and

(xviii) Seller has not directed, controlled or overseen the management of environmental matters of any borrower or any real estate in which the Seller in connection with the Branches holds or has held a security interest and which constitutes a Loan so as to cause the Seller to act outside the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous provisions under applicable Environmental Laws.

Section 3.21 Owned Real Property and Leased Real Property.

(a) The Real Property listed on Schedule 1.1(a) and Schedule 1.1(b) contain a true and correct list and brief description of all real property used in connection with the business of the Branch Offices.  With respect to each parcel of the Owned Real Property, Seller has good and marketable fee title to such parcel of Owned Real Property free and clear of any Encumbrance except for Permitted Encumbrances.  With respect to each Leased Real Property, Seller has a good and valid leasehold interest in such Leased Real Property on and subject to the terms of its applicable Real Estate Lease, it being understood that Seller makes no representations or warranties about matters affecting the respective landlords’ fee title to the Leased Real Properties.  Except as set forth on Schedule 3.21(a), there are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of the Real Property (all such agreements listed on Schedule 3.21(a), the “Tenant Leases”).  Seller has delivered to Buyer a true, correct and complete copy of each Tenant Lease as amended, modified or supplemented as of the date hereof.  Each Tenant Lease is an existing legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the tenant thereunder, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the tenant under any such Tenant Lease.

(b) With respect to the Owned Real Property and the Leased Real Properties:

(i) there are no pending or, to Seller’s Knowledge, threatened, condemnation proceedings, claim of violation of zoning laws, governmental investigation, lawsuits, or administrative actions relating to the Owned Real Property, Seller’s interest in the Leases or the Leased Real Properties, or, to Seller’s Knowledge, in the case of each Leased Real Property, the real property parcel of which such Leased Real Property forms a part, affecting, or which might affect, adversely in any material respect, the current use, occupancy, or value thereof;

(ii) there are no outstanding options or rights of first refusal to purchase any parcel of the Owned Real Property, the Leases or Seller’s interest in the Leased Real Properties, or any portion thereof or interest therein, or, to Seller’s Knowledge, in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part, or any portion thereof or interest therein except, in the case of the Leased Real Properties, such options or rights as set forth in the Leases;

(iii) no written notice of any violation of zoning laws, building or fire codes or other statutes, ordinances, or regulations or of restrictive covenants relating to the use or operation of the Real Property has been received by Seller which has not been corrected and, if required, accepted in writing by the applicable Governmental Entity, and Seller has not undertaken or completed any construction or improvements on the Real Property within the past 150 days which could result in the imposition of any mechanics, materialmen or other similar liens on the Real Property (other than minor repairs made in the Ordinary Course of Business, all of which have been paid in full);

(iv) there is no pending or, to Seller’s Knowledge, contemplated rezoning proceeding or special assessment affecting the Real Property or, to Seller’s Knowledge, in the case of each Leased Real Property, the real property parcel of which such Leased Real Property forms a part;

(v) to Seller’s Knowledge, the Real Property is not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of the Real Property will result in a “rollback tax” or similar assessment, and to Seller’s Knowledge, with respect to any real property parcel of which any Leased Real Property forms a part, such parcel is not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of such parcel will result in a “rollback tax” or similar assessment that would be payable by Seller under any Lease;

(vi) to Seller’s Knowledge, (A) access to the Owned Real Property, and in the case of any Leased Real Property, the real property parcel of which the Leased Real Property forms a part, is available over public streets, (B) all water, sewer, gas, electric, telephone, cable, drainage and other utility equipment, facilities and services required by Applicable Laws or necessary for the current operation of the Real Property are installed, connected and adequate to serve the Real Property for their current use and (C) all branch utility lines servicing the Real Property are located either within the boundaries of the applicable Owned Real Property, or in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part, within lands dedicated to the public use or within recorded easements for such purpose, and are serviced and maintained by the appropriate public or quasi-public entity;

(vii) to Seller’s Knowledge, Seller possesses all rights, privileges, licenses, franchises, permits and other authorizations (including certificates of occupancy, if applicable) that are material to the current use, occupancy, and operation of the Real Property;

(viii) all permits that are material to the current use, occupancy and operation of the Real Property and, to Seller’s Knowledge, in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part, are in full force and effect and Seller has not received written notice of any pending or threatened revocation, suspension or termination proceedings concerning such permits;

(ix) all improvements located on the Owned Real Property and, to Seller’s Knowledge, on the Leased Real Properties, the roofs thereon, and all mechanical systems (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems) therein, are in good working order, and, to Seller’s Knowledge, are in sound structural condition and free from material defect or deficiency;

(x) Seller has not received any written notice (which remains outstanding) from a Governmental Entity or other party alleging the existence of such defect or deficiency as set forth in subclause (ix) of this Section 3.21(b); and

(xi) there has been no casualty damage affecting all or any material portion of the Owned Real Property or the Leased Real Properties which has not been restored except for any damage for which either adequate insurance proceeds will be transferred to Buyer at Closing, with Seller being responsible for deductibles or, in the case of any Leased Real Property, the landlord under the Lease is responsible to restore under the terms of such Lease and which damage has been disclosed to Buyer.

Section 3.22 Leased Real Property.  Schedule 1.1(b) attached hereto lists all leases, subleases, occupancy agreements or similar agreements, including any amendments, modifications or supplements thereto, under which Seller occupies (or has the right to occupy) pursuant to a lease, license or similar arrangement any real property interest (i) used as a Branch Offices or (ii) used in connection with the operation of any Branch Office if such real property interest is incidental to and located at or in immediate and close proximity to any Branch Office (including any separate parking lot leases where customers of such Branch are permitted to park) (collectively, the “Real Property Leases”), and Seller is entitled to possession of the Leased Real Properties as lessee in accordance with the terms of the respective Real Property Leases, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.  The Real Property Leases are accurately described on Schedule 1.1(b) attached hereto and have not been further amended, modified or supplemented.  Seller has delivered to Buyer a true, correct and complete copy of each Real Property Leases as amended, modified or supplemented.  Each Real Property Lease is an existing legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the Lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the Lessor under any such Real Property Leases.  Except as set forth on Schedule 3.22(i), there are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of the Leased Real Properties.  As used in this Section 3.22, the term “Lessor” includes any sub-lessor of the property to Seller.  There are no subleases relating to any Leased Real Property created or suffered to exist by Seller, or to Seller’s Knowledge, created or suffered to exist by any other Person.  Subject to Seller obtaining any consents necessary for the valid assignment to Buyer of the Real Property Leases, which consents are listed on Schedule 3.22(ii) (the “Landlord Consents”), the assignment of such Real Property Leases will transfer to Buyer on the Closing Date all of Seller’s rights under the Leases.

Section 3.23 Assumed Contracts.  Seller has delivered to Buyer a correct and complete copy of each written Assumed Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Assumed Contract, if any.  With respect to each such Assumed Contract: (i) it is a legal, valid, binding and enforceable Commitment, and in full force and effect, as against Seller and, to Seller’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; (ii) it will continue to be such a legal, valid, binding and enforceable Commitment, and in full force and effect, as against Seller and, to Seller’s Knowledge, each other party thereto on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Seller nor, to Seller’s Knowledge, each other party thereto is in breach or default thereunder and no event has occurred that with notice or lapse of time, or both, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder and (iv) neither Seller, nor to Seller’s Knowledge, any other party thereto has repudiated any provision thereof.

Section 3.24 Brokerage.  Except for fees payable to Hovde Financial, Inc. (which Seller agrees to pay), there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation payable by Seller or any of its officers, directors, agents or Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.25 Books and Records.  The books and records of the Branch Offices have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been property recorded in such books and records.

Section 3.26 Representations Not Misleading.  No representation or warranty by Seller contained in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.  To the knowledge of Seller, except as disclosed herein, there is no matter that materially adversely affects or will in the future materially adversely affect the Assets or Liabilities other than general economic conditions and conditions generally applicable to financial institutions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the specific Section of the Disclosure Schedule relating to a specific and corresponding Section below, Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization.  Buyer is a banking corporation, duly organized, validly existing and in good standing under the laws of the United States of America, the deposits of which are insured by the FDIC.  Buyer has the corporate power to carry on its business as the same is being conducted and to acquire the Branch Offices.

Section 4.2 Authorization.  Except for the Regulatory Approvals, Buyer is not required to give any notice to, make any filing with, or obtain any authorization or consent of any kind of any third party, including the shareholders of Buyer, in order to execute and deliver this Agreement or consummate the transactions contemplated hereby, including the purchase and assumption of the Assets and the Assumed Liabilities.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement with Seller, to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The board of directors of Buyer has, by all appropriate action, approved this Agreement and the transactions contemplated herein and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by Buyer of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.3 Non-Contravention; Consents.  Except as set forth on Schedule 4.3 and subject to the Regulatory Approvals, the execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby by Buyer, will not, directly or indirectly (a) contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of Buyer or (ii) any resolution adopted by the board of directors of Buyer; (b) violate any Applicable Law applicable to Buyer or its properties or assets; or (c) require on the part of the Buyer any Consent of any Governmental Entity.  Except as set forth on Schedule 4.3, the consummation of the transactions contemplated by this Agreement does not require Buyer to obtain the prior consent or approval of any Person, other than the Regulatory Approvals.

Section 4.4 Litigation.  There are no governmental or administrative proceedings or other proceedings, litigation, judgment or claims pending or threatened against Buyer or any of its Affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby, or which will materially affect the Assumed Liabilities, Buyer or Buyer’s use of the Assets after the Closing Date.

Section 4.5 Regulatory Condition.  Buyer has not received any indication from any federal or state Governmental Entity that any such entity would oppose or refuse to grant a Regulatory Approval, and to Buyer’s Knowledge, there exists no fact or circumstance that would prevent or delay Buyer’s ability to obtain promptly all Regulatory Approvals.

Section 4.6 Financial Condition. The financial condition of Buyer is sufficient to enable Buyer to consummate the transactions contemplated hereby.

Section 4.7 Community Reinvestment Act.  Buyer is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any applicable regulatory authority to deny any application required to be filed pursuant to Section 7.2 hereof.  In addition, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.8 Regulatory Enforcement Actions.  Buyer is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Buyer which could have a material adverse effect on the transactions contemplated by this Agreement.

Section 4.9 Brokerage.  Except for fees payable to Sandler O’Neill + Partners, L.P. (which Buyer agrees to pay), there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation payable by Buyer or any of its officers, directors, agents or Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V

AGREEMENTS OF SELLER

Section 5.1 Business in Ordinary Course.

(a) Seller shall:  (i) conduct its business with respect to the Branch Offices and the Loans only in the usual, regular and Ordinary Course of Business; (ii) service and administer the Loans by employing the same procedures and exercising the same care that it customarily employs and exercises in servicing and administering loans for its own account, consistent with accepted banking practices of prudent lending institutions in the market in which the Branch Offices are located; (iii) use reasonable efforts to maintain good relations with employees employed at and customers of the Branch Offices and with the parties to the Loans; (iv) comply with all Applicable Laws, and all regulatory agreements, orders and directives, relating to the operation of the Branch Offices; (v) retain all necessary business permits, licenses, registrations and Governmental Authorizations relating to the Branch Offices; (vi) use its best efforts to preserve all of its existing Commitments, customers, account relationships and all other customer agreements, relationships and business at the Branch Offices; (vii) use its best efforts to cause the Personal Property currently located at the Branch Offices to be retained at the Branch Offices at Closing; and (viii) maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Assets.

(b) Except as may be required to obtain Regulatory Approvals or as otherwise may be required by any Governmental Entities, after the date of this Agreement, with respect to the Branch Offices, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i) (A) increase the rate of compensation of any of the Branch Offices’ officers or employees, (B) offer employment to any individual for an annual base salary of $50,000 or more or (C) move any employees from the Branch Offices to other locations or branches of Seller;

(ii) authorize or make any capital expenditure(s), including any expenditures with respect to personal property or real property, which, individually or in the aggregate, exceeds $7,500 for any single Branch Office;

(iii) (A) extend any new, or renew any existing, loan (or Commitment), credit, lease, or other type of financing or renew any such type of financing in which the maximum principal amount thereunder would pursuant to the terms thereof exceed $250,000 in principal amount, including when aggregated with any other such new extension or renewal for the same borrower, or (B)  purchase any loan participation interest, which does not meet Seller’s loan policy requirements as of the date of this Agreement; provided, however, that with respect to any Preclosing Loans which exceed $250,000 in principal amount, including when aggregated with any other such new extension or renewal for the same borrower, Buyer shall have five Business Days after receiving notice thereof and copies of all credit documentation that Seller has in its possession regarding such proposed loan or advance to advise Seller if it objects to any such loan, and any such loans so objected to by Buyer shall be excluded from the Assets, and any such loans consented to by Buyer shall be added to Schedule 1.1(d) and transferred to Buyer at the Closing;

(iv) make any change to (A) the interest rates or price or rates of fees, (B) the policies or programs or (C) the period of time applicable to any promotional period, in each case as in existence on the date of this Agreement with respect to the loans or deposits of, or offered by, the Branch Offices other than in the Ordinary Course of Business and as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Branches; provided, however, that (1) an interest rate increase on any deposit in excess of 25 basis points or a decrease in the interest rate of any loan in excess of 50 basis points shall not be deemed to be in the Ordinary Course of Business and shall require Buyer’s prior written consent (it being understood that Buyer shall not unreasonably withhold or delay its consent with respect to such actions) and (2) Seller shall be permitted to offer interest rates on any certificates of deposits or money market deposit accounts at rates that are lower than the rates offered as of the date of this Agreement without the prior written consent of Buyer;

(v) authorize or allow Branch Employees at the level of branch manager or above to take vacation or other voluntary leaves of absence during the five Business Day period preceding and the ten Business Day period following, the Closing Date, other than any leave of absence that is required to be granted pursuant to the Family Medical Leave Act or other applicable law;

(vi) deliver or distribute, in writing or electronically, to any customer of Seller, any notice, letter or other correspondence that is related to the Acquisition or matters of transition related thereto, including the status of such customer’s accounts or loans with Seller;

(vii) make any material changes to the terms and conditions governing the Deposit accounts, other than as required by applicable law, rule or regulation;

(viii) enter into any interest rate swap, collar, floor or other hedging or derivative agreement with respect to any Loan or amend, modify or supplement any thereof, or agree to any provision in any Loan entered into after the date hereof under which the borrower under such Loan shall be required or permitted, with respect to such Loan, to enter into any interest rate swap, collar, floor or other hedging or derivative agreement;

(ix) amend, terminate, extend or waive any right in any material respect, with regard to any Real Estate Lease or Assumed Contract, or sell, assign or transfer, any Real Estate Lease or Assumed Contract; provided, however, that (A) in the case of any lease included in the Assumed Contracts, Seller may, without the consent of Buyer, exercise any renewal option on the renewal terms expressly set forth under such lease as of the date hereof (and without modification, for the avoidance of doubt, to the payment amount or obligations thereunder) if such lease shall expire prior to the Closing Date and Seller shall have delivered written notice to Buyer of its desire to renew or extend such lease at least 20 calendar days prior to the stated deadline in such lease for exercising such renewal or extension, and Buyer shall not have delivered to Seller, within ten calendar days following such notice from Seller, instructions not to renew or extend such lease and (B) in the case of any Assumed Contract, Seller may, without the consent of Buyer, amend or extend such Assumed Contract if it (1) involves the payment or receipt of not more than $2,500 in the aggregate during any one year period and (2) is for a term of one year or less;

(x) except as required by law or the terms of the documents governing any Loan, (A) release any collateral or any party from any liability on or with respect to such Loan, (B) compromise or settle any material claims of any kind or character with respect to such Loan or (C) amend or waive any of the material rights or other terms of such Loan as set forth in the Loan documents; provided, however, that Buyer agrees not to unreasonably withhold or delay its consent to any of the actions described in clause (C) above provided that such actions are taken in accordance with the underwriting standards, pricing levels and other parameters or terms of Seller as in effect on the date hereof or as mutually agreed upon by the Buyer and Seller in writing from time to time;

(xi) sell, transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, any of the assets or deposits of the Branch Offices, except in the Ordinary Course of Business consistent with past practice; provided, however, in no event shall Seller take any of the foregoing actions with respect to (A) any of the Owned Real Property, (B) any of the Real Estate Leases, (C) any of the Deposits or (D) any Loan;

(xii) except as permitted by this Section 5.1(b), knowingly take, or knowingly permit its Affiliates to take, any action (A) impairing Buyer’s rights in any Deposit or Asset, (B) impairing in any way the ability of Buyer to collect upon any Loan or (C) waiving any material right, whether in equity or at law, that it has with respect to any Loan; or

(xiii) directly or indirectly agree or commit to take any of the foregoing actions.

(c) From the date of this Agreement through the Closing Date, Seller will not, and will not cause or allow the Branch Offices to, distribute or deliver any marketing materials to the customers of the Branch Offices without consulting with the Buyer other than customary marketing materials in the Ordinary Course of Business.

(d) Seller shall not, without the prior written consent of Buyer, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article III hereof, if such representations and warranties were given as of the date of such transaction or action.

(e) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of the Branch Offices.

Section 5.2 Breaches.  Seller shall, in the event it has Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use its best efforts to prevent or promptly remedy the same.

Section 5.3 Consents.   From the date of this Agreement until all Consents are obtained, Seller and Buyer shall cooperate with all reasonable requests of each other, and Seller shall use Commercially Reasonable Efforts, to obtain (i) all Landlord Consents to transfer Seller’s rights as lessee to each Leased Real Property (including those rights that are personal to Seller pursuant to the respective Real Estate Lease) to Buyer and (ii) all other Consents (other than Regulatory Approvals, as to which the provisions of Section 7.2 shall apply) as shall be required under the terms of any Assumed Contracts or applicable law to transfer and assign to Buyer on the Closing Date the Assets and the Assumed Liabilities.  If Seller is unable to obtain a Landlord Consent with respect to a Real Estate Lease, and Buyer and Seller fail to reach an agreement within 30 calendar days after receipt of the landlord’s indication that a Landlord Consent will not be granted in form and substance reasonably satisfactory to Buyer and Seller, then Buyer may elect to exclude the applicable Leased Real Property (and the Real Property Lease thereto) from the Acquisition, and either (y) the parties shall negotiate in good faith to  reduce the Purchase Price accordingly or (z) Buyer may terminate the Agreement pursuant to Section 9.1(d).

Section 5.4 Consummation of Agreement.  Seller shall use its Commercially Reasonable Efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and provisions hereof.  Seller shall furnish to Buyer in a timely manner all information, data and documents in the possession of Seller reasonably requested by Buyer as may be required to obtain all necessary Regulatory Approvals or other approvals of the transactions contemplated by this Agreement and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

Section 5.5 Access to Information.  From and after the date of this Agreement through the Closing Date, Seller shall give Buyer reasonable access, in a manner that will avoid disruption or interference with Seller’s normal operations, to the Branch Offices and the Real Property, and shall disclose and make available to Buyer all books, documents, papers, records and equipment relating to the Branch Offices, their assets, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, material contracts and agreements, filings with any Governmental Entities, litigation files, the conversion contemplated by Section 5.6 and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.  Within 30 days from the date of this Agreement, Seller will provide Buyer with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA custodian agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Offices in connection with the Deposit Liabilities.  All of such documents shall be in the form used by Seller for new customers as of the date of this Agreement.  Buyer will hold any such information that is nonpublic in confidence in accordance with the provisions of Section 6.5.

Section 5.6 Transfer of Data.  From the date of this Agreement until the Effective Time, Seller will provide reasonable cooperation with and assist Buyer in planning a conversion to transition the business of the Branch Offices from Seller to Buyer including the transition of Seller’s electronic data (including data delivered pursuant to ancillary delivery channels, such as internet banking and bill pay, debit card and all other systems determined beyond the CBS/Signature system) to an electronic file format mutually agreeable to both parties on the Closing Date.  Each party shall pay its own cost relating to such conversion.  Within seven Business Days (or, in the case of Buyer’s initial request as contemplated by this sentence, three Business Days except with respect to commercial online banking customers on the Gateway system) of up to each of three separate requests of Buyer, Seller agrees to provide Buyer a complete set of data files/conversion tapes prior to the final set of data files/conversion tapes for the purposes of implementing the conversion as of the Closing Date (such conversion data files to include, among other things, the loan, deposit, CIF and other application systems processed on CBS/Signature and in the native CBS/Signature file format and other data files for systems other than the CBS/Signature System, including, but not limited to, internet banking and bill pay, debit card).  On the Closing Date, Seller shall provide a final set of data files/conversion tapes contemplated in this Section 5.6 to Buyer as of such date regardless of the number of requests for such information and material made by Buyer pursuant to this Section 5.6.  Further, Seller agrees that it will inform Buyer of required changes to record layouts that may be necessary in the Ordinary Course of Business, and Buyer and Seller agree to cooperate on timely making such required modifications; provided, however, that in the event such changes are made by Seller, Seller shall provide to Buyer any additional files required by Buyer to support Buyer’s testing of such changes not later than three Business Days following Buyer’s request therefor (except with respect to commercial online banking customers on the Gateway system).

Section 5.7 Further Assurances.  On and after the Closing Date, Seller shall give such reasonable further assurances to Buyer and, upon Buyer’s request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively transfer the Assets and the Deposit Liabilities to Buyer in accordance with the terms of this Agreement.

Section 5.8 Exclusivity.  From the date of this Agreement through the Closing Date, Seller will not and will cause its Affiliates not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than Buyer relating to the acquisition of any Branch Office or any of the assets, properties or deposits thereof or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 5.9 Real Property.

(a) Title Insurance.

(i) Commitment for Title Insurance, Survey and Inspection.  Seller shall deliver to Buyer with respect to each Owned Real Property (a) within 45 days from the date of this Agreement, title commitments for each Owned Real Property (including copies of all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) (the “Title Commitments”) issued by Central Illinois Title (the “Title Company”) and (b) within 45 days from the date of this Agreement an ALTA land title survey of each Owned Real Property, prepared and certified as to all matters shown thereon by a surveyor licensed by the State of Illinois (the “Surveys”), which Surveys shall show the location of all improvements and shall be sufficient for the Title Company to insure over standard survey-related exceptions in the final title insurance policies.  In addition, the Surveys shall include a notation stating whether or not a portion of such Owned Real Property is located in a 100-year flood plain, flood-prone area of special flood hazard and shall show the specific location of any portions of such Owned Real Property that may be located in any such flood areas.  The Title Commitments shall each reflect that Buyer has good and indefeasible title to such Owned Real Property, subject only to (1) any shortages in area, (2) taxes for 2010 and subsequent years and subsequent assessments for prior years due to a change in land usage or ownership, (3) existing building and zoning ordinances, (4) existing easements, restrictions and other encumbrances that do not materially adversely affect the use of the Owned Real Property as a banking branch or the value thereof, (5) printed exceptions in the Title Commitments generally contained in any owner’s or leasehold standard coverage policy of title insurance and (6) Objections accepted by Buyer (collectively, the “Permitted Commitment Encumbrances”).  The cost of the Title Commitments and Surveys shall be borne by Seller.  In addition, Buyer shall have the right, at its expense, within 45 days following the date hereof to conduct an inspection of the Real Property and the buildings thereon, in each case at a reasonable time and with reasonable prior notice to Seller.

(ii) Objections and Remedies. If any Title Commitment contains any exceptions other than the Permitted Commitment Encumbrances, Seller shall make a good faith effort to cure such exception.  Buyer may object to any remaining uncured exceptions relating to such Owned Real Property by providing written notice of such objection on or before the close of business on the 15th Business Day after the later of the delivery to Buyer of Title Commitment or the Survey with respect to such Owned Real Property.  All objections raised by Buyer are referred to herein as the “Objections.”  Within 30 days after receipt of the Objections with respect to any Owned Real Property, Seller shall either (i) remedy or remove all Objections or (ii) notify Buyer that Seller has elected not to remedy or remove some or all of the Objections.  In the event Seller gives the notice set forth in the preceding clause (ii) of this Section, or in the event Seller fails to remedy or remove all Objections within said 30-day period, Seller and Buyer shall attempt to renegotiate the terms and conditions of the sale of such Owned Real Property.  If Seller and Buyer are not able to renegotiate the terms and conditions of such sale, Buyer may on or before close of business on the 15th Business Day after such 30-day period (or, if applicable, on or before close of business on the 15th Business Day after receipt of Seller’s notice), Buyer shall have the right, (a) to waive any Objection to such defect or encumbrance or other matter in which event such defect, encumbrance or other matter shall be deemed to be a Permitted Commitment Encumbrance, (b) to enter into a lease for such Owned Real Property on terms and conditions agreed to by Buyer and Seller, (c) to exclude the applicable Real Property and its related other Assets and Assumed Liabilities from the Acquisition, whereupon the parties shall negotiate in good faith to reduce the Purchase Price accordingly or (d) to terminate this Agreement pursuant to Section 9.1(d).

(iii) Title Insurance Policy.  Seller shall use Commercially Reasonable Efforts to cause the Title Company, as soon as practicable after Closing, to issue an Illinois Owner's Policy of Title Insurance, to Buyer, at Seller's expense, covering each Owned Real Property in amounts equal to the net book value of such Owned Real Property as of the Closing Date.  Such policy shall insure Buyer’s title to such Owned Real Property to be good and indefeasible subject only to Permitted Commitment Encumbrances and such policy shall contain an endorsement insuring over standard exceptions.

(iv) Deeds.  At least 10 days prior to the Closing Date, Seller shall deliver to Buyer a completed form of the deeds by which it is to convey title to each Owned Real Property to Buyer on the Closing Date, which shall be special warranty deeds, subject only to Permitted Exceptions.

(b) Environmental Investigations.

(i) Buyer may obtain at its expense within 45 days after the date of this Agreement a Phase I environmental survey of each Real Property (a “Phase I Assessments”) and furnish to Seller a copy of all Phase I Assessments received by Buyer.  If any such Phase I Assessment indicates that any Real Property is not or may not be materially free of environmental contamination, Buyer, at its option, shall within 20 days after receipt of the Phase I Assessment provide notice to Seller of either (a) its acceptance of such Real Property “as is” to the environmental condition or (b) its option to cause to be prepared, at Buyer’s expense, a Phase II environmental survey (a “Phase II Assessment”) of such Real Property, or such other appropriate investigation as Buyer deems necessary, which shall include a plan to remedy the contamination and perform further investigation (if necessary) and an estimate of the cost of any remediation or other follow-up work that may be necessary to address, identify or monitor contamination (a “Plan”).  If necessary, the parties shall postpone the Closing Date to enable the parties to undertake the preceding activities.  Upon receipt of any Plan and the estimate of the costs of all remediation and follow-up work (including investigation, monitoring and obtaining institutional controls), Buyer and Seller shall attempt to agree upon a course of action to implement the Plan.  The estimated total cost for completing a Plan is referred to as the “Remediation Cost” and, subject to the following sentence, Seller agrees to pay the Remediation Cost related to any Plan so long as the Remediation Cost does not exceed $25,000.  In the event that (y) within 20 days following the receipt of any Phase II Assessment (or such other appropriate investigation as Buyer deems necessary) and any Plan, Buyer and Seller are unable to agree to a course of action for implementing the Plan or (z) the Remediation Cost with regard to a Plan exceeds $25,000 and Seller does not agree to pay the Remediation Cost, Buyer shall have a ten day period to either (1) enter into a lease or sublease with Seller or the landlord for the Real Property, on terms and conditions agreed to by Buyer and Seller or the landlord, if applicable, (2) exclude the applicable Real Property and its related other Assets and Assumed Liabilities from the Acquisition, whereupon the parties shall negotiate in good faith to reduce the Purchase Price accordingly or (3) terminate this Agreement pursuant to Section 9.1(d).

(ii) All Phase I Assessments, Phase II Assessments and any additional assessments shall be conducted at Buyer’s sole cost and expense, and Seller shall cooperate in the performance of any such assessments, provided that (a) such assessments are conducted at a mutually agreeable date and time after at least twenty business days’ prior notice to Seller and landlord, as applicable, by Buyer, (b) such assessments are accomplished in a manner intended to minimize disruption to the operations of the Branch Offices and (c) Buyer obtains (A) with respect to any Owned Real Property or the Quincy Mall Branch Office, which is subject to a ground lease, Seller’s prior approval, which Seller shall not unreasonably withhold or delay, of the scope of work for any Phase II Assessment, or (B) with respect to any Leased Real Property, obtains the applicable landlord’s prior approval of the scope of work for any Phase II Assessment, and Seller shall cooperate with Buyer to obtain such landlord approval; provided, however, that if Buyer is unable to obtain such prior approval from Seller or such applicable landlord with respect to any Real Property, Buyer may (1) enter into a lease or sublease with Seller or the landlord for the Real Property, on terms and conditions agreed to by Buyer and Seller or landlord, if applicable, (2) exclude the applicable Real Property and its related other Assets and Assumed Liabilities from the Acquisition, whereupon the parties shall negotiate in good faith to reduce the Purchase Price accordingly or (3) terminate this Agreement pursuant to Section 9.1(d).

(c) Destruction or Damage Prior to Closing. In the event of damage to or destruction of all or any portion of any Real Property by fire or other casualty prior to the Effective Time, Seller will promptly notify Buyer of the nature and extent of such damage or destruction, the amount estimated to be necessary to repair or restore the Real Property, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration.  The rights and obligations of the parties by reason of such damage or destruction shall be as follows:

(i) If the estimated time for completion of the repairs is 12 months or less, then Buyer, at Buyer’s option, may (1) take title to such Real Property subject to such damage or destruction with Seller assigning to Buyer all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction or (2) request that Seller cause the repairs to be made, in which case Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed.

(ii) If the estimated time for completion of the repairs is more than 12 months, then Buyer, at Buyer’s option, may (1) take title to the Real Property subject to such damage or destruction with Seller assigning to Buyer all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction, (2) request in writing that Seller cause the repairs to be made, in which case Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed, (3) exclude the applicable Real Property and its related other Assets and Assumed Liabilities from the Acquisition, whereupon the parties shall negotiate in good faith to reduce the Purchase Price accordingly or (4) terminate this Agreement pursuant to Section 9.1(d).

Section 5.10 Closing Financial Statements.  Within ten Business Days following the Closing Date, Seller shall furnish to Purchaser Financial Statements of the Branch Offices as of the Closing Date.

ARTICLE VI

AGREEMENTS OF BUYER

Section 6.1 Breaches.  Buyer shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use its best efforts to prevent or promptly remedy the same.

Section 6.2 Consummation of Agreement.  Buyer shall use its Commercially Reasonable Efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.  Buyer shall furnish to Seller in a timely manner all information, data and documents in the possession of Buyer reasonably requested by Seller as may be required to obtain all necessary Regulatory Approvals or other approvals of the transactions contemplated by this Agreement and shall otherwise cooperate fully with Seller to carry out the purpose and intent of this Agreement.

Section 6.3 Access to Information.  Buyer shall give Seller reasonable access, in a manner which will avoid disruption or interference with Buyer’s normal operations, to its properties and shall disclose and make available to Seller such information of Buyer in which Seller may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.  Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 6.5 of this Agreement.

Section 6.4 Loans Related to Seller’s Computation of Interest on a 360-Day Basis.  Buyer shall, upon any renewal, extension, or any other modification to any Loan that may be subject to any Order, action, suit, claim, arbitration, proceeding, hearing or investigation before any Governmental Entity or arbitration panel related to Seller’s computation of interest on a 360-day basis, use Commercially Reasonable Efforts to obtain the applicable borrower’s consent to modify the computation of interest from a 360-day basis to a 365-day basis.  Neither the execution of this Agreement nor any provision or term hereof shall constitute an admission of liability, fault or violation of law on the part of Seller with respect to any Loan that may be subject to any Order, action, suit, claim, arbitration, proceeding, hearing or investigation before any Governmental Entity or arbitration panel related to Seller’s computation of interest on a 360-day basis.  Seller and Buyer acknowledge and agree that (A) any Order, action, suit, claim, arbitration, proceeding, hearing or investigation before any Governmental Entity or arbitration panel related to Seller’s computation of interest on any Loan on a 360-day basis is believed by Seller to be without merit and (B) the method of computing, accruing, and collecting interest on any Loan that may be subject to any Order, action, suit, claim, arbitration, proceeding, hearing or investigation before any Governmental Entity or arbitration panel related to Seller’s computation of interest on a 360-day basis is believed Seller to be valid, proper and not in violation of any Applicable law or contractual provision in the documentation evidencing such Loans.

Section 6.5 Confidential Information.  Prior to the Closing, Buyer agrees that any information contained in the Disclosure Schedule or otherwise provided to Buyer pursuant to this Agreement shall be held by Buyer as confidential information in accordance with, and shall be subject to the terms of, that certain confidentiality agreement entered into in connection with the transactions contemplated hereby (the “Confidentiality Agreement”) between Buyer and Seller.  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to Branch Offices; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller concerning Seller or concerning any customers of the Branch Offices shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 6.6 Continued Operation of the Branch Offices.  If either or both of the Branch Offices located at 230 Southwest Adams Street, Suite 100, Peoria, Illinois or 3037 North Sterling Avenue, Peoria, Illinois are purchased by Buyer at the Closing, Buyer agrees to continuously operate such Branch Office or Branch Offices for at least the 150-day period following the Closing Date.

ARTICLE VII

AGREEMENTS OF SELLER AND BUYER

Section 7.1 Publicity; Press Releases.  Buyer and Seller shall make a joint announcement of their entry into this Agreement promptly after its execution, the form of which the parties have agreed upon.  Prior to the Closing, without obtaining the prior approval of the other party not to be unreasonably withheld or delayed, neither of the parties hereto will issue any other press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, except as may be required by Applicable Law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system in which case, the party proposing to issue such press release or make such public statement will use Commercially Reasonable Efforts to consult in good faith with the other party before issuing such press release or making such public statement.

Section 7.2 Regulatory Matters and Approvals.  Each party will cooperate and use Commercially Reasonable Efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Regulatory Approvals.  Each party shall file all requisite applications with the applicable Governmental Entities no later than 21 calendar days after the date of this Agreement; provided that the non-filing party has supplied to filing party all necessary non-filing party information required for such applications and the filing party shall have provided to the non-filing party a copy of each such application (excluding confidential sections thereof) not less than three Business Days prior to the date on which such application is to be filed.  The filing party shall respond (and the non-filing party shall assist the filing party in responding) to all requests for information from a Governmental Entity in a timely manner and shall use their respective Commercially Reasonable Efforts to respond to any request within three Business Days.  Each of the parties will (a) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party that appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated hereby, except for any confidential portions thereof, and (b) consult with the other with respect to obtaining all Regulatory Approvals necessary or advisable to consummate the transactions contemplated hereby (unless prohibited by the applicable Governmental Entity) and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each of the parties will promptly furnish the other party with copies of all written communications received by it, from, or delivered to, any Governmental Entity in connection with and material to the transactions contemplated hereby, except for any confidential portions thereof and shall update the other party on any non-written correspondence with Governmental Entities relating to Regulatory Approvals.  Notwithstanding the foregoing, nothing contained herein shall require Buyer or any of its Affiliates to (x) take or commit to take any action that could limit its freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets or (y) litigate, pursue or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby.  As used in this Agreement, “Regulatory Approvals” means the following approvals required to consummate the transactions contemplated hereby: the approval of the Office of the Comptroller of the Currency, the United States Department of Justice and the Missouri Division of Finance.

Section 7.3 Customer Accounts; Conveyance of Customer Accounts.

(a) Deposit and Loan Accounts. The parties specifically acknowledge that Buyer has the regulatory duty for all communications regarding any change in terms of Deposit and Loan agreements.  In the event Buyer desires to change any such terms effective as of the Closing Date, Buyer shall have the right to distribute written communications to such customers prior to the Closing; provided, however, that Buyer shall provide proposed written communications for the Loan and Deposit customers of the Branch Offices to Seller five Business Days prior to Buyer’s scheduled mailing or other provision of such notices for Seller’s review and approval.  Such written communications shall be mailed at Buyer’s expense and shall be mailed or otherwise provided to Loan and Deposit customers of the Branches at Buyer’s sole discretion.

(b) Loans. On the Closing Date, title to the Loans shall be transferred from Seller to Buyer by a Bill of Sale, together with the instruments and other documents set forth in Sections 2.7(a)(xii) and (xiv).  In addition, Seller will cooperate with Buyer and shall execute any other additional assignment documents (including mortgage assignment and UCC financing statement assignment documents and forms) that Buyer may reasonably request that are acceptable for filing or recording in accordance with any applicable law.  Preparation of such additional documents shall be Buyer’s responsibility and at Buyer’s expense; all recording fees and expenses related to the recordation of the assignments shall be the responsibility of Buyer.

(c) Other Notices Provided by Seller to Customers.  Notices provided by Seller to customers of the Branches after the date of this Agreement until the Closing related to the transaction contemplated by this Agreement shall be provided by Seller to Buyer prior to distribution for Buyer’s prior written approval, which approval shall not be unreasonably withheld.  For purposes of this Agreement, the term “customers” includes borrowers under the Loans.

(d) General Communications by Buyer to Customers.  In addition to the duties and rights of Buyer under clause (a) of this Section 7.3 to communicate with customers, from and after the date of this Agreement, Buyer shall have the right to deliver one or more communications to the customers of the Branch Offices, by mail or electronically or otherwise, regarding the pending transaction and the transition of ownership of the Branch Offices (including a general introductory letter welcoming such customers to banking with Buyer), subject to the prior written approval of Seller (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 7.4 Assumption of ESA, IRA and Keogh Account Deposits.

(a) With respect to Deposits in ESAs, Seller will use commercially reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary to invite depositors of ESAs to accomplish the appointment of Buyer as successor custodian of all such ESA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable Governmental Entities.  The expenses payable to third parties associated with Seller’s and Buyer’s efforts to assume ESAs shall be borne by Buyer.

(b) With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary to invite depositors of IRAs to accomplish the appointment of Buyer as successor custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable Governmental Entities.  The expenses payable to third parties associated with Seller’s and Buyer’s efforts to assume IRAs shall be borne by Buyer.

(c) With respect to Deposits in Keogh Accounts, Seller shall use commercially reasonable efforts and cooperate with Buyer to invite depositors thereof, at Buyer’s sole expense, to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Buyer, as trustee thereof, and to adopt Buyer’s form of Keogh Master Plan as a successor to that of Seller.  Buyer will not be required to assume a Keogh Account unless Buyer has received the documents reasonably necessary for such assumption at or before the Closing.  With respect to any owner of a Keogh Account who does not adopt Buyer’s form of Keogh Master Plan, Seller will use commercially reasonable efforts in order to enable Buyer to retain such Keogh Accounts at the Branch Offices.  The expenses payable to third parties associated with Seller’s and Buyer’s efforts to assume Keogh Accounts shall be borne by Buyer.

(d) If, notwithstanding the foregoing, as of the Closing Date Buyer shall be unable to retain deposit liabilities in respect of an ESA, IRA or Keogh Account, such deposit liabilities, which shall be set forth on Schedule 7.4(d) and delivered on, and prepared as of, the Closing Date, shall be excluded from Deposits for purposes of this Agreement.

Section 7.5 Employee Matters.  The parties shall follow the following procedures in dealing with Branch Employees of Seller or any of its Affiliates who are employed at the Branch Offices at the Closing (the “Remaining Branch Employees”):

(a) At least 15 days prior to the Closing Date, Buyer agrees to offer to employ all Branch Employees employed at the Branch Offices on an at-will basis following Closing; provided, however, that with respect to those Branch Employees engaged in Seller’s or its Affiliates’ trust and brokerage business at the Branch Offices, Buyer may, upon providing written notice to Seller at least ten days prior to the Closing Date, decline to employee any such Branch Employee; provided, further, that any Remaining Branch Employee who as of the Closing is on leave of absence (including pursuant to the Family Medical Leave Act), short term disability or long term disability shall remain employed by Seller until such Remaining Branch Employee is able to return to work on a full-time basis at which time Buyer will offer employment to the Remaining Branch Employee on an at-will basis beginning upon the Remaining Branch Employee’s return to work.  Each offer of employment to a Remaining Branch Employee shall offer a base salary that is comparable to the individual’s base salary immediately prior to the Closing; provided, however, that for the avoidance of doubt, such base salary shall not include any commissions earned by a Remaining Branch Employee while employed by Seller pre-Closing.  Remaining Branch Employees who become employed by Buyer are referred to as “Transferred Employees.”  Buyer shall have no obligation to provide any employee benefits to Transferred Employees.  If any Transferred Employees are provided with employee benefits following the Closing Date under any employee benefit plan, program, arrangement or agreement maintained by Buyer or any of its Affiliates, Buyer shall cause service accrued by such Transferred Employees during their respective employment with Seller prior to the Closing (to the extent recognized by Seller) to be recognized by Buyer and its Affiliates (i) for purposes of eligibility, participation and vesting under any Employee Pension Benefit Plan, but not the amount of benefits provided thereunder (including the amount of severance benefits) and (ii) in determining level of benefits with respect to vacation benefits; provided, however, that the number of vacation days that may otherwise be accrued by a Transferred Employee in 2010 under Buyer’s vacation policy shall be reduced by the number of vacation days accrued by the Transferred Employee in 2010 under Seller’s vacation policy for which the Transferred Employee was paid by Seller as described in Section 3.11.  Buyer shall not be required to recognize service accrued by Transferred Employees during employment with Seller prior to the Closing for any other purpose.

(b) With respect to any employee benefit plans of Buyer or its Affiliates that are Employee Welfare Benefit Plans maintained after the Closing, such plans shall credit Transferred Employees with the deductibles, annual out-of-pocket limits or similar costs paid by the Transferred Employees under any corresponding Seller Plans during the portion of the applicable plan year preceding the Closing Date and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived or satisfied under corresponding Seller Plans.

(c) Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferred Employee or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer.

(d) Except to the extent set forth in any written Commitment with such employee that may be executed in connection with the consummation of the transactions contemplated hereby, nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Transferred Employee at any time, with or without cause, following the effective date of his or her employment with Buyer, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees.

(e) With respect to any bonuses, on the Closing Date, Seller shall, in accordance with the terms of the arrangement pursuant to which such amounts are payable (A) compute all performance and incentive bonuses and annual bonuses to which a Transferred Employee would otherwise be entitled under any existing formula-based performance or incentive agreement or other existing formula-based bonus policy or arrangement applicable to such Transferred Employee as though such Transferred Employee shall have completed his or her service for the current annual or other period as to which such bonus relates and assuming attainment of performance goals at target levels, if applicable (with a copy of such computation delivered to Buyer at least five Business Days prior to the Closing Date) and (B) pay to such Transferred Employee such bonus or incentive in an amount equal to the full amount of such bonus or incentive for such annual or other period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such annual or other period and ending on the Closing Date and the denominator of which shall be the total number of days in such annual or other period.  Seller will also make all severance and other payments and perform all obligations to Seller’s employees under any and all severance or stay-pay agreements executed between Seller and the employees of the Branch Offices in accordance with the terms of the arrangement pursuant to which such amounts are payable.  Nothing provided herein shall require Buyer to pay any portion of such bonus payments to any Transferred Employee or to enroll any Transferred Employee in any bonus or incentive compensation program or Buyer.

(f) Prior to the Closing Date, Seller and Buyer shall cooperate in order to permit Buyer to train potential Transferred Employees.  At least three Business Days prior to any training, orientation or interviews by, or other meetings with, Buyer, Buyer shall provide to Seller a schedule or schedules prepared by Buyer describing in reasonable detail the names of the potential Transferred Employees and the anticipated amount of time each such potential Transferred Employee will spend involved in the training, orientation and interviews by, and other meetings with, Buyer.  Based on the schedule or schedules, Seller will notify Buyer prior to any such scheduled training, orientation, interview or meeting whether and the extent to which any such potential Transferred Employee is expected to earn any overtime wages as a result of the training, orientations, interviews, or other meetings with Buyer.  To the extent that any Transferred Employee earns, and Seller pays, overtime wages as a result of such training, orientation and interviews by, and other meetings with, Buyer, Buyer shall reimburse Seller for such overtime wages.

(g) Buyer shall have no liability to any current or former employees of Seller and/or its Affiliates, including the Transferred Employees, for any accrued wages, sick leave, vacation time, pension obligations or any other employee benefits accrued as employees of Seller and/or its Affiliates.  Buyer will have no liability and will not assume obligations under any Seller Plan, sponsored, maintained or contributed to by Seller or its Affiliates or any other obligations (including, without limitation, health continuation coverage, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees or former employees at any of the Branches.  Seller and/or its Affiliates will be solely responsible for fulfilling, and resolving any disputes concerning, its liabilities or obligations (including, without limitation, health continuation coverage, bonus, incentive, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees at the Branch Offices under any such employee benefit plan or with regard to any similar plans, programs, or arrangements.

(h) If for any reason the Acquisition is not consummated, in consideration of the access to and information regarding Branch Employees, for a period of one year following the date of this Agreement, Buyer and its Affiliates shall not solicit for employment any Branch Employee without the prior written consent of the Seller; provided, however, this non-solicitation covenant shall not prohibit Buyer from employing any Branch Employee who responds to a general solicitation for employment by Buyer that is not specifically targeted to Branch Employees.

Section 7.6 Loan Exceptions.  Following the date hereof, Seller will use Commercially Reasonable Efforts to remedy, correct and/or complete any exception to either (a) Section 3.20(e)(iii) disclosed on Schedule 3.20(e)(iii) or (b) Section 3.20(e)(vii) disclosed on Schedule 3.20(e)(vii) (each a “Loan Exception”).  If any Loan Exception is not remedied, corrected and/or completed at least two Business Days prior to the Measurement Date, Buyer may elect, in its sole discretion, to exclude the loan to which any such Loan Exception relates by providing written notice to Seller that Buyer wishes to exclude such loan.  Any loans so excluded pursuant to this Section 7.6 will be Excluded Loans pursuant to Section 1.1(d).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION

Section 8.1 Conditions to Seller’s Obligations.  Seller’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a) All of the representations and warranties of Buyer set forth in this Agreement shall (i) if qualified by materiality, be true and correct in all respects or (ii) if not qualified by materiality, be true and correct in all material respects, in each case, as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Buyer shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

(c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other Governmental Entity seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

(d) All necessary Regulatory Approvals, Consents, authorizations and other approvals required for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods required by law shall have expired; and

(e) Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller.

Section 8.2 Conditions to Buyer’s Obligations.  Buyer’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a) All of the representations and warranties of Seller set forth in this Agreement shall (i) if qualified by materiality, be true and correct in all respects or (ii) if not qualified by materiality, be true and correct in all material respects, in each case, as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Seller shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other Governmental Entity seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

(d) All necessary Regulatory Approvals, Consents listed on Schedule 2.7(a)(xvii), authorizations and other approvals required for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods required by law shall have expired;

(e) Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer; and

(f) Seller will be a “well capitalized” institution pursuant to Federal banking regulations, as determined by Seller in good faith and in consultation with Buyer on a pro forma basis after giving effect to the Acquisition.

ARTICLE IX

TERMINATION OR ABANDONMENT

Section 9.1 Termination.  This Agreement may be terminated as follows:

(a) Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

(b) Breach of Representations or Agreements.  In the event that there is a material breach of any of the representations and warranties or agreements of Seller or Buyer (except for a breach of a representation or warranty contained in Section 3.20, as to which Buyer’s sole remedy is as set forth in Section 11.6), which breach is not cured within 15 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

(c) Failure of Conditions.

(i) The Agreement may be terminated by Buyer if (i) any of the conditions in Section 8.2 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and (ii) Buyer has not waived such condition on or before the Closing Date.

(ii) The Agreement may be terminated by Seller if (i) any of the conditions in Section 8.1 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and (ii) Seller has not waived such condition on or before the Closing Date.

(d) Real Property Covenants.  The Agreement may be terminated by Buyer as provided for in Sections 5.3, 5.9(a)(ii), 5.9(b)(i), 5.9(b)(ii) or 5.9(c)(ii).

(e) Denial of Regulatory Approval.  If any regulatory application filed pursuant to Section 7.2 should be finally denied or disapproved by the respective Governmental Entities, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information from or undertaking by Buyer, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Buyer diligently provides the requested information or undertaking.  Buyer shall make a good faith effort to respond in a timely manner to any requests made by Governmental Entities with respect to applications filed pursuant to Section 7.2.  If any Governmental Entity requests that the respective application be withdrawn and Buyer, in consultation with Seller, cannot effectively respond to regulatory concerns which have been raised, then the applicable regulatory application shall be deemed to have been denied.  In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Buyer, then the application will be deemed denied unless Buyer prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

(f) Elapsed Time.  If for any reason the transactions contemplated hereby are not completed on or before September 30, 2010, then either party may terminate this Agreement by delivering a written notice of such termination to the other party.

Section 9.2 Procedure and Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d), written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made.

(b) If the transactions contemplated by this Agreement are terminated as provided herein:

(i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(ii) all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.2, this Agreement shall become void and of no further force or effect, except for the provisions of Section 12.1 through Section 12.14 and this Section 9.2.  Nothing in this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination.

ARTICLE X

TRANSITIONAL AND POST-CLOSING MATTERS

Section 10.1 Notification to Customers and Transitional Matters.

(a) On such date as the parties may agree, or in the absence of such an agreement on the date which is 30 days (or if such date shall not be a Business Day, the next preceding Business Day) prior to the expected Closing Date, Seller and Buyer will notify all customers of the Branch Offices (the “Branch Customers”) whose accounts are to be conveyed to and assumed by Buyer of the pending transfer of the accounts.  This notice will be in a form acceptable to both parties and in compliance with all federal regulations.  Seller and Buyer hereby acknowledge and agree that the notices and other communications to the Branch Customers contemplated hereby will include information concerning any plans Buyer may have, after the Closing Date, to change the terms and conditions with regard to the Deposit Liabilities, and Buyer and Seller will agree as to the description of any such changes included in any such notices or communications prior to their distribution to the Branch Customers.  The cost of such notice shall be borne by Buyer.  Seller will cooperate with Buyer in providing such other notices to customers of the Branch Offices as Buyer may reasonably request.  In addition, Buyer may, at its own expense, after the date on which all Regulatory Approvals contemplated by this Agreement have been received by the appropriate parties (the “Approval Date”) or earlier with the written consent of Seller, communicate with and deliver information, brochures, bulletins, press releases and other communications to Branch Customers concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer; provided, however, that all such communications shall be subject to the approval by Seller, which shall not be unreasonably withheld.

(b) Following the Effective Time and without limiting the generality of the other provisions of this Agreement, Buyer will pay in accordance with law, customary banking practices, and the respective terms of the Deposits and related Assumed Contracts all properly drawn and presented checks, drafts and withdrawal orders (including, in all cases under this Section 10.1, transactions initiated with debit cards used by the Branch Offices) with respect to the Deposit accounts presented to Buyer by mail, over the counter, through the check clearing system of the banking industry or any other method of general acceptance within the banking industry, whether such checks, drafts and withdrawal orders are on forms provided by Buyer or Seller, and in other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

(c) Buyer agrees, at its cost and expense, to assign new account numbers effective as of the Effective Time to all deposits of the Branch Offices assumed by Buyer pursuant to the terms of this Agreement and to furnish such depositors with a minimum of 50 checks on the forms of Buyer, and to instruct such depositors to utilize Buyer’s newly furnished checks, drafts and withdrawal order forms and cease using Seller’s checks, drafts and withdrawal forms previously supplied by Seller.

(d) Seller agrees that it will reimburse Buyer for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit to the extent such amount is incurred by Buyer as a result of any failure by Seller after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the deposit account and presented to Seller before the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order, or a forged check.  Should any of the Branch Office “due from” accounts be charged any sums with respect to any of the Deposits by reason of a forged endorsement or otherwise (hereinafter the “Reclaimed Amount”), then Buyer as assignee of such Deposit shall forthwith upon request by Seller assert a right of setoff against such Deposit for the whole amount of the Reclaimed Amount or such portion thereof that may be on deposit with Buyer in such Deposit account from time to time, and shall remit such sums to Seller forthwith thereafter, in accordance with this Section 10.1.

(e) Buyer agrees that it will reimburse Seller for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit to the extent such amount is incurred by Seller as a result of any failure by Buyer after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the Deposit account and presented any date after the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order or otherwise.

(f) With respect to any Deposit that has a negative balance as of the close of business on the Closing Date due to an overdraft caused by Seller’s final payment and settlement, on or before the Closing Date, of one or more checks, drafts or other items drawn against such account, other than any Deposit account that has been excluded as an asset or liability being acquired or assumed under the terms of this Agreement (the “Overdraft Items”), which negative balance continues to exist at the close of business on the fifth day after the Closing Date after exercise by Buyer of any setoff rights of which Buyer is aware, Buyer shall be entitled to reimbursement in immediately available funds from Seller for the amount of any such negative balance of which Buyer gives Seller notice within 15 days after the Closing Date. Thereafter, Buyer shall continue as Seller’s agent, for a period of 60 days after the Closing Date, or such shorter period as Seller shall request, to assert set off rights and promptly forward the amount set off to Seller in immediately available funds.  Buyer shall immediately deliver to Seller all Overdraft Items in Buyer’s possession (if any) for which it demands reimbursement and any payments or amounts received in respect thereof from time to time, and Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Items which Buyer otherwise would have had, and Seller shall be entitled to enforce and collect all rights, remedies, claims, and causes of action against all persons and entities, including, without limitation, the drawer and depositor(s) which Seller or Buyer shall have or would have had in connection with the Overdraft Item.

(g) Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of checks, drafts, withdrawal orders, debit card trailing activity and returns presented and paid by Seller for the period between the Closing Date and 60 days following the Closing Date drawn on or chargeable to accounts in respect of Deposits assumed by Buyer hereunder; provided, however, Seller shall be held harmless and indemnified by Buyer for funds not reimbursed by Buyer for Seller acting in accordance with such arrangements.  Buyer shall be responsible for any costs incurred for courier or overnight shipping of information related to the daily settlements.  At any time prior to the expiration of the 60 days referenced herein, Seller shall discontinue such payments on behalf of Buyer upon written request by Buyer.  Any checks, drafts, withdrawal orders, trailing debit card activity and returns presented to Seller following the expiration of the 60 day period, shall be returned by Seller.

(h) Starting on the Business Day following the Closing Date or as otherwise expressly agreed by the Parties, Seller, at its expense, shall notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions and retention of deposits made pursuant to this Agreement by sending a notification of change (NOC) as transactions are presented; provided, however, that Buyer may, at its option, notify all such originators itself (on behalf of Seller), also at Seller’s expense.  For the 60 day period immediately following the Closing Date, Seller will, without any obligation to investigate the accuracy of such request or the balance in the accuracy of such request or the balance in the underlying account, honor all ACH items related to accounts assumed under this Agreement that are routed or presented to Seller, and Buyer will reimburse Seller for all such ACH payments on a daily basis.  Seller will not charge any fee to Buyer for honoring such items and will electronically transmit such ACH to Buyer.  If Buyer cannot receive such electronic transmissions, Seller will make available to Buyer, at Seller’s operation center, receiving items from the ACH tapes containing such ACH data.  Following the 60 day period referenced herein, Seller will not honor any ACH item presented to Seller unless Buyer has requested that Seller extend the time for clearing ACH items.  Upon such request, in the event that Seller agrees to such an extension of time, Buyer shall pay Seller a One Dollar ($1.00) fee per transaction cleared during the extension period and Buyer and Seller must agree, in writing, to the duration period; provided, however, any extension period will not be greater than 60 days. If no extension period is agreed to by the Parties, items mistakenly routed or presented to Seller after the 60 day period will be returned to the presenting party.  At any time prior to the initial 60 days or prior to the ending date of any extension period, Seller shall discontinue honoring ACH items upon the written request of Buyer.

(i) On the Closing Date, Seller shall provide Buyer with a written listing and electronic data file of each stop payment order, tax lien, levy, garnishment, pledge, guardianship agreement, or other hold or restriction then in effect with respect to any of the Deposits (the “Holds”), and Buyer shall honor and comply with the terms of all valid Holds described in the above list.   If, following receipt of such list, Buyer makes any payment in violation of any such Hold, then it shall be solely liable for such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment. In the event that Buyer shall make any payment in violation of a Hold initiated prior to the Closing Date but not reflected in the above list, then Seller shall be solely liable for such payment and shall indemnify, hold harmless and defend Buyer from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.

(j) On the Closing Date, Seller shall cycle, prepare and pay all accrued interest for each checking, savings or money market account constituting a Deposit. Seller shall mail such closing statements within five Business Days following the Closing Date, and contemporaneously therewith provide Buyer with a true and correct copy thereof.  Interest on time deposits shall be accrued and included in the data conversion files.

(k) Within 30 days from this Agreement, Seller and Buyer shall establish a mutually agreeable post-conversion trailing activity process for settlement of converted account activities relating to trailing transactions.

(l) As of the Closing Date, all ATM/debit access cards issued by Seller to Branch Customers who will not have ATM/POS-accessible accounts with Seller after the Closing Date, if any, will be void.  In connection with the notices to Branch Customers described above, Seller will notify Branch Customers in writing at least 30 calendar days prior to the Closing Date of such cancellation of the ATM/debit access cards and check guarantee cards, effective as of 5:00 P.M., Central Time, on the Closing Date.  Within 30 days after the date of this Agreement, Seller shall provide Buyer with the information reasonably required, prior to the Closing Date, to accommodate the processing of ATM/debit cards which may be issued but not activated prior to the Closing Date.

(m) As soon as reasonably practicable following the Closing, Buyer, at its expense, will issue new coupon or payment books for the Loans and will instruct customers to destroy any coupons furnished by Seller; Buyer will also notify customers of any applicable change in terms and provide Buyer’s information for payment remittance.  For a period of 60 days following the Closing, Seller will forward to Buyer on a daily basis all loan payments received by Seller, in the form received by Seller, or as established in the post-conversion activity process referenced in Section 10.1(k).  After such sixty day period, Seller will forward any loan payments received on a weekly basis.

(n) Withholding and Tax reporting obligations will be handled as follows:

(i) Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Buyer will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.

(ii) Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.

(iii) Within five calendar days after the date hereof, Seller shall provide Buyer in an electronic format a file setting forth (i) the names, addresses, account numbers and federal tax identification numbers of each holder of Deposits for which Seller has received a certification of such holder’s tax identification number and (ii) the names, addresses and account numbers of each holder of Deposits which is subject to back-up withholding.

(iv) Within five calendar days after the Closing Date, Seller shall deliver to Buyer all original forms, records and documents in its possession (or copies thereof if originals are not in Seller’s possession) regarding tax identification number certification and back-up holding requests, including, without limitation, all Forms W-8 and Forms W-9 related to the Deposits, provided that Seller shall be entitled to retain a copy of all such forms, records and documents for its files.

(v) Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(vi) Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Buyer will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

(o) Seller will report to applicable taxing authorities and holders of IRA deposits assumed by Buyer, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the such IRA deposits.  Buyer will report to the applicable taxing authorities and holders of IRA deposits assumed by Buyer, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the such IRA deposits.

(p) Within 180 days of the receipt of the Records provided by Seller to Buyer pursuant to this Agreement, Buyer shall notify Seller of any deficiencies or incomplete items in the Records and request Seller to remedy the same.  Promptly upon receiving any such notification and request, Seller shall remedy such deficiencies or incomplete items at Seller’s expense.

Section 10.2 Loans and Participations.

(a) Following the Closing Date, Buyer shall have the right to put back to Seller any Loan sold to Buyer at Closing which becomes 30 days or more past due during the first 90 days following the Closing Date (each, a “Put Loan”).  In the event Buyer wants to put any Put Loan to Seller pursuant to the prior sentence, Buyer shall provide notice to Seller within 15 days of such loan being 30 days or more past due.  Within five Business Days of receiving such notice, Seller shall purchase any Put Loan from Buyer (each such date, a “Put Loan Acquisition Date”) for an amount equal to the aggregate amount of the principal and accrued interest on such Put Loan, together with any late charges accrued thereon, as of the close of business on day prior to such Put Loan Acquisition Date.

(b) Following the Closing Date, Buyer shall have the right to put back to Seller any Participation Agreement and portion of any Loan related thereto (each, a “Participation”) sold to Buyer at Closing with regard to which it is discovered within one year following the Closing Date that the transfer of such Participation created a breach of a Participation Agreement or require Buyer to purchase such Participation (each, a “Put Participation”).  In the event Buyer wants to put any Put Participation to Seller pursuant to the prior sentence, Buyer shall provide notice to Seller within 15 days of the discovery of any such Participation breach or purchase requirement.  Within five Business Days of receiving such notice, Seller shall purchase any Put Participation from Buyer (each such date, a “Put Participation Acquisition Date”) for an amount equal to the aggregate amount of the principal and accrued interest on such Put Participation, together with any late charges accrued thereon, as of the close of business on day prior to such Put Participation Acquisition Date.

Section 10.3 Continued Cooperation.  The parties agree in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless such expense is otherwise allocated in this Agreement or the requesting party is entitled to indemnification therefore under Article XI).

Section 10.4 Transitional Matters Concerning Real Property.  For a period of 60 days following the Closing, Seller will forward to Buyer all material correspondence, notices, documents or other instruments received by Seller relating to the Real Property within two Business Days following receipt thereof.  After such 60 day period, Seller will forward any such material correspondence, notices, documents or other instruments received on a weekly basis.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Effective Time and shall remain in full force and effect (a) in the case of the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Compliance with Laws), Section 3.8  (Title to Assets), and Section 4.2 (Authorization), at all times from and after the Closing; (b) in the case of the representations and warranties contained in Section 3.14 (Taxes), until 60 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time; (c) in the case of the representations and warranties contained in Section 3.10 (Environmental Matters), until the date that is eight years following the Closing Date; and (d) in the case of all other representations and warranties, until the date which is two years following the Closing Date; provided, however, that, in each case, such representations and warranties shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 11.5.  Such representations and warranties shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto.  The covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith will survive the Closing and will remain in full force and effect at all times after the Closing.

Section 11.2 Indemnification by Seller.  Seller agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Buyer and each of its officers, directors, shareholders and representatives (collectively, “Insiders”), from and against, and shall reimburse Buyer and its Insiders with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including reasonable attorneys' and expert witness' fees, costs of investigation and court costs) of every kind (collectively, “Losses”), imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

(a) A breach of any representation or warranty of Seller contained in this Agreement or in any agreement or certificate delivered by Seller pursuant to this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or a Seller Material Adverse Effect (both for purposes of determining if any inaccuracy or breach occurred and for determining the amount and extent of Losses);

(b) Ownership or operation of the Branch Offices or the business and properties of the Branch Offices prior to the Effective Time, but excluding any Assumed Liability;

(c) Any Excluded Asset or Excluded Liability;

(d) A breach of any express covenant of Seller in this Agreement or any of the documents entered into pursuant to the terms hereof or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

(e) Any claim, liability, obligation or penalty incurred or suffered by Buyerin connection with Seller’s failure to pay or discharge any of its liabilities not assumed by Buyer pursuant to this Agreement;

(f) Any check or other instrument drawn on or deposited into a Branch Office Deposit account (i) on or prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against Buyer or as to which a proper endorsement is lacking or (ii) prior to or after the Closing Date that involves a check kiting scheme that was initiated on or prior to the Closing Date that Seller should have reasonably been aware of after due inquiry;

(g) Any chargeback occurring after the Closing Date on a Deposit account to the extent that such chargeback exceeds the funds in the account on the date of such chargeback but solely to the extent that such chargeback resulted from a violation of Seller’s expedited funds availability policy in effect on the date such funds were deemed collected on the account (provided that Buyer shall reimburse Seller for any sums so indemnified to the extent that Seller recoups any funds so charged back from subsequent deposits into the Deposit account so transferred);

(h) The failure to obtain any Consent with respect to any Commitment of the Seller or any Branch Office which provides for or requires the Consent of the other party thereto to be obtained in connection with, or as a result of, the consummation of any of the transactions contemplated by this Agreement;

(i) Any Taxes, including interest and penalties, required to be paid by Seller or its successor, which relate to Seller’s business or assets at or prior to the Effective Time;

(j) The involuntary termination of employment by Seller prior to the Effective Time of any Branch Employee; or

(k) Any Order, action, suit, claim, arbitration, proceeding, hearing or investigation before any Governmental Entity or arbitration panel related to Seller’s computation of interest on any Loan on a 360-day basis and Buyer’s continuation of such computation post-Closing prior to Buyer’s modification of such computation to a 365-day basis.

Any claim for indemnification may independently apply to multiple representations, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

Section 11.3 Indemnification by Buyer. Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

(a) A breach of any representation or warranty of Buyer contained in this Agreement or in any agreement or certificate delivered by Buyer pursuant to this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or a material adverse effect (both for purposes of determining if any inaccuracy or breach occurred and for determining the amount and extent of Losses);

(b) Ownership or operation of the Branch Offices or its business and properties after the Effective Time, but, except with respect to the Assumed Liabilities, only to the extent arising solely after, and relating solely and exclusively to the operation of the Branch Offices after, and not on or prior to, the Closing Date, and provided such Losses did not arise out of or relate to, or were not incurred in connection with or as a result of, any breach of any representation, warranty, covenant or agreement by either the Seller or its Affiliates under this Agreement or any instrument delivered pursuant hereto;

(c) Any Asset or Assumed Liability; or

(d) A breach of any express covenant of Buyer in this Agreement or any of the documents entered into pursuant to the terms hereof or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement.

Any claim for indemnification may independently apply to multiple representations, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

Section 11.4 Limitation on Indemnities.  Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

(a) With respect to the indemnification obligations of Seller pursuant Section 11.2(a), Seller shall not be obligated to indemnify Buyer or its Insiders (or any one of them) under Section 11.2(a), unless the claim is submitted within the period of survival set forth in Section 11.1 hereof, and (x) unless the aggregate of all Losses for which Seller would, but for this clause (x), be liable under Section 11.2(a) exceeds on a cumulative basis $100,000, at which point the Buyer or its Insiders (or any one of them) shall be entitled to all indemnification amounts from Seller under Section 11.2(a) including the first full $100,000 of Losses or (y) for any Losses for which Seller would, but for this clause (y), be obligated to indemnify the Buyer Indemnified Parties under Section 11.2(a) in excess of an amount equal to Deposit Premium; provided, however, that the limitations in this Section 11.4(a) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Compliance with Laws), Section 3.8  (Title to Assets), Section 3.10 (Environmental Matters), Section 3.14 (Taxes) and Section 3.20(e)(xii) (Loans).

(b) With respect to the indemnification obligations of Buyer pursuant to Section 11.3(a), Buyer shall not be obligated to indemnify Seller or its Insiders (or any one of them) under Section 11.3(a), unless the claim is submitted within the period of survival set forth in Section 11.1 hereof, and (x) unless the aggregate of all Losses for which Buyer would, but for this clause (x), be liable under Section 11.3(a) exceeds on a cumulative basis $100,000, at which point Seller shall be entitled to all indemnification amounts under Section 11.3(a) including the first full $100,000 of Losses, or (y) for any Losses for which Buyer would, but for this clause (y), be obligated to indemnify Seller under Section 11.3(a) in excess of the Deposit Premium; provided, however, that the limitations in this Section 11.4(b) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 4.2 (Authorization).

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller agree that in the event that there shall arise or exist one or more Pre-Closing Environmental Liabilities for which Buyer is otherwise entitled to be indemnified pursuant to Section 11.2(c) hereof, Buyer agrees to share with Seller, and remain liable for and not seek from Seller indemnification for, fifty percent (50%) of the first Two Hundred Fifty Thousand Dollars ($250,000) of Losses arising out of all such Pre-Closing Environmental Liabilities; provided, however, if any such claims made pursuant to Section 11.2(c) and with respect to any Pre-Closing Environmental Liability and (i) such Pre-Closing Environmental Liability is attributable or related to a breach or violation of the representations and warranties made by Seller pursuant to Article III hereof, (ii) such Pre-Closing Environmental Liability was disclosed on Schedule 3.10 or in the documents (or attachments to the documents) referred to on Schedule 3.10 or (iii) such Pre-Closing Environmental Liability was revealed during or in connection with any Phase I Assessment or Phase II Assessment conducted by Buyer pursuant to Section 5.9(b) hereof, then, in any such case, Seller shall indemnify Buyer for one hundred percent (100%) of any such Losses arising out of any such Pre-Closing Environmental Liability.

Section 11.5 Notice and Opportunity to Defend.

(a) If there occurs an event which a party (an “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 11.2 or Section 11.3, the Indemnified Party shall notify the other party obligated to provide indemnification (an “Indemnifying Party”) promptly.  If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person, the Indemnified Party will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding.  Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder.  In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.  The Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability.  The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability.

(b) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (i) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (ii) if such judgment or settlement would result in the finding or admission of any violation of Applicable Law, (iii) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party or (iv) in the case of Taxes, such settlement results in an increase in Tax liability for any Tax period ending after the Closing Date.

(c) Notwithstanding the foregoing, no Indemnifying Party shall be entitled to assume the defense of any third party claim (and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such third party claim) if the third party claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the third party claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 11.6 Breach of Representation or Warranty Relating to Evidence of Indebtedness.  In the event that Seller and Buyer agree in writing that one or more of the representations or warranties set forth in Section 3.20 is not true in all material respects on the Closing Date as to one or more evidences of indebtedness, each such evidence of indebtedness shall be excluded from the term “Loan” for all purposes of this Agreement, and Seller shall not transfer, and Buyer shall not be obligated to accept the transfer of, such evidence of indebtedness.  Any breach of a representation or warranty relating to a Loan which is not agreed to by Seller and Buyer in writing on or prior to the Closing Date pursuant to the prior sentence shall be subject to Sections 11.1, 11.2, 11.4 and 11.5 of this Agreement.

ARTICLE XII

GENERAL

Section 12.1 Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier, or when delivered by e-mail, (b) three days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), in each case, to the party for whom intended, at the address, e-mail address or facsimile number for such party set forth below (or at such other address, e-mail address or facsimile number for a party as shall be specified by like notice, provided, however, that any notice of change of address, e-mail address or facsimile number shall be effective only upon receipt):

(a) if to Seller:

First Bank
135 North Meramec, Suite 410
Mail Stop: M1-821-013
Clayton, Missouri 63105
Attention:                      Terrance M. McCarthy and Peter D. Wimmer, Esq.
Facsimile:                      (314) 854-4617
Email:                                Terry.McCarthy@fbol.com and Peter.Wimmer@fbol.com

with a copy to:

Bryan Cave LLP
301 S. College Street, Suite 3700
Charlotte, North Carolina 28202
Attention:                      B.T. Atkinson, Esq. and Dustin G. Hall, Esq.
Facsimile:                      (704) 749-8990
Email:                      BT.Atkinson@bryancave.com and Dustin.Hall@bryancave.com

and

(b) if to Buyer:

First Mid-Illinois Bancshares, Inc.
P.O. Box 499
Mattoon, Illinois  61938-0490
Attention:                      William S. Rowland
Facsimile:                      (217) 258-0485
Email:                                browland@firstmid.com

with a copy to:

Schiff Hardin LLP
233 South Wacker, Suite 6600
Chicago, Illinois 60606
Attention:                      Peter L. Rossiter, Esq. and Jason L. Zgliniec, Esq.
Facsimile:                      (312) 258-5700
Email:                                prossiter@schiffhardin.com and jzgliniec@schiffhardin.com

Section 12.2 Expenses.  Except as specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including appraisals, accounting fees, legal fees and data processing charges, if any, whether or not the transactions contemplated by this Agreement are consummated.

Section 12.3 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except that the Federal Arbitration Act, 9 U.S.C. Sections 1-16, will govern all questions relating to the arbitrability of claims or disputes relating to the Purchase Price Adjustment pursuant to Section 2.3(c).

Section 12.4 Jurisdiction.  Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the courts of the State of Illinois (collectively, the “Illinois Courts”), preserving, however, all rights of removal to any federal court located in the Central District of the State of Illinois under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts.  Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Illinois Courts in any other court or jurisdiction.

Section 12.5 Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 12.4 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12.1.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 12.6 Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals.  If the prevailing party shall recover judgment in any action or proceeding, its costs, expenses and attorneys’ fees shall be included as part of such judgment.

Section 12.7 Specific Performance.  Seller acknowledges and agrees that in the event of any breach of this Agreement, Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (a) Seller will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) Buyer shall be entitled, in addition to any other remedy to which Buyer may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 12.4.

Section 12.8 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

Section 12.9 Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 12.10 Waiver, Amendment or Modification.  The conditions of this Agreement that may be waived may only be waived by notice from the party waiving such condition to the other party.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  This Agreement shall not be amended or modified except by a written document duly executed by the parties hereto.

Section 12.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 12.12 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  There shall be no third party beneficiaries hereof.

Section 12.13 Schedules and Exhibits. The Disclosure Schedule and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 12.14 Assignment.  This Agreement may not be assigned by any parties hereto.

Section 12.15 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.  The word “written” shall include email communication.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written in the Preamble of this Agreement.

(b) As used in this Agreement:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act;

(ii) “Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Chicago, Illinois are required to be open;

(iii) “Commercially Reasonable Efforts” means efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result; provided, however, that Commercially Reasonable Efforts shall not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

(iv) “Commitment” means any contract, agreement, plan, understanding, undertaking, commitment or arrangement, whether written or oral, including any note, bond, mortgage, indenture, lease, license or deed of trust;

(v) “Consent” means any filing or registration with, notification to, or consent, permit, Order or authorization from any third-party, including any Governmental Entity;

(vi)  “Encumbrances” means all options, pledges, security interests, liens, mortgages, charges, claims or other encumbrances or restrictions;

(vii) “ESA” means a trust created or organized for the purpose of paying the qualified education expenses of an individual who is the designated beneficiary of the trust in accordance with the provisions of Section 530 of the Code;

(viii) “Fiduciary Relationships” means (a) any and all common law or other trusts between individual, corporate or other entities with Seller as a trustee or co-trustee, including, without limitation, pension, compensation, testamentary, and charitable trusts and indentures, (b) any and all decedents’ estates where Seller is serving as a co- or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity, (d) any and all agency and/or custodial accounts and/or similar arrangements under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (e) any and all escrow arrangements under which Seller holds or held assets for any party or parties on stated terms and conditions;

(ix) “Governmental Authorization” means any approval, consent, license, permit, registration, certification, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Law;

(x)  “Governmental Entity” means any federal, state, local or foreign government, court, or legislative, executive or regulatory authority or agency;

(xi) “IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or Section 408A of the Code;

(xii) “Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code;

(xiii) “Knowledge” of a particular fact or other matter means information actually known to a parties’ officers, directors, senior managers or branch managers or such other information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances; provided, however, that Seller shall be deemed to have knowledge of any matter, fact, event, default, violation, breach, noncompliance, notice, consent or other circumstance if any of the same shall have been delivered in writing to Seller at anytime prior to the Closing;

(xiv) “Order” means any outstanding injunction, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, ruling or charge;

(xv) “Ordinary Course of Business” means the ordinary course of business consistent with past practice;

(xvi) “Permitted Encumbrances” means, with respect to the Real Property, (i) liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity or which is being contested in good faith by appropriate proceedings, (ii) existing easements, restrictions and other encumbrances that do not materially adversely affect the use of the Owned Real Property as a banking branch or the value thereof, (iii) the Tenant Leases and (iv) such other liens, imperfections in title, charges, easements, restrictions and encumbrances (but in all cases excluding those that secure borrowed money) that, individually or in the aggregate, do not in Buyer’s sole discretion materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby or to which Buyer shall otherwise consent in writing prior to the Closing to accept as a permitted exception to good and marketable title;

(xvii) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, unincorporated organization, Governmental Entity or other entity or organization;

(xviii) “Pre-Closing Event Liability” means, with reference to any item and whether or not any of the acts, omissions, circumstances, events, violations, breaches or other matters described in the following clauses are now or hereafter known, all obligations and liabilities arising out of or relating to (A) any breach of or noncompliance with any Commitment to the extent such breach or noncompliance arises out of any act, omission, circumstance or event that occurred prior to the Effective Time, (B) any Proceeding to the extent such Proceeding arises out of any act, omission, circumstance or event that occurred prior to the Effective Time, (C) any violation of or noncompliance with any Applicable Law to the extent such violation or noncompliance arises out of any act, omission, circumstance or event that occurred prior to the Effective Time, (D) any fraudulent or criminal activity or conduct or other wrong doing on the part of Seller or any of its employees or agents that occurred at any time on or prior to the Effective Time (or, in the case of a Transferred Employee, at any time prior to the time such Transferred Employee shall become an employee of Buyer), (E) any violation of any express policy or standard (including any underwriting standard) of Seller with respect to the origination, renewal, waiver, forbearance, extension, renewal, amendment, modification of, or release of any collateral or guaranty collateralizing or guarantying, any Loan, (F) any data or security breach or other misappropriation of customer data or information that occurred prior to the Effective Time and (G) Seller Taxes;

(xix) “Proceeding” means any action, arbitration, audit, proceeding, oversight, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced brought, conducted, or heard (or capable of being heard) by or before, or otherwise involving, any Governmental Entity or arbitrator; and

(xx) “Seller Material Adverse Effect” means, with respect  to Seller, any change, effect, event, occurrence or state of facts that could reasonably be expected to (A) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Branch Offices taken as a whole or (B) materially adversely affect the ability of Seller and Branch Offices to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that the effects of changes (1) that are generally applicable to general economic, political or market conditions in any country in which Seller and the Branch Offices operate or (2) from any action that is specifically required to be taken by, or from the failure to take any action that is specifically prohibited by, this Agreement, will, in each case, be excluded from the determination of Seller Material Adverse Effect.

Section 12.16 Noncompetition and Nonsolicitation Agreement. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Deposit Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of three years following the Closing Date, none of Seller or any of its Affiliates, including its directors, will (a) (i) establish, own or operate a branch or other office within a 25-mile radius of the location of any of the Real Property located in Quincy, Illinois, or (ii)  establish, own or operate a branch or other office within a 50-mile radius of the location of any of the Real Property not located in Quincy, Illinois (collectively, the “Noncompete Areas”) or (b) solicit the banking business of any current customers of the Branch Offices whose banking business or any part thereof is transferred to Buyer pursuant to the terms of this Agreement, and, for a period of four years following the Closing Date, none of Seller or any of its affiliates, including its directors, will solicit or initiate communications with any Employee for the purpose of inducing such Person to become an employee of Seller.  Notwithstanding the foregoing sentence, Seller shall not be deemed to be in violation of this Section 12.16 by virtue of (v) Seller’s continued operation of its branch office located at 1 Professional Plaza, Pittsfield, Illinois 62363, (w) Seller’s continued operation of any Branch Office or Branch Offices located or operated on any Real Property excluded by Buyer pursuant to Section 5.9(a)(ii), Section 5.9(b)(i) or Section 5.9(b)(ii), (x) Seller’s continued banking dealings, including marketing, with current customers of the Branch Offices who also maintain accounts with Seller at other banking offices of Seller, who are identified in Schedule 12.16, (y) Seller’s advertising in publications that are normally distributed in geographic areas that include both the Noncompete Area and geographic markets served by Seller’s branches other than the Branch Offices or (z) Seller’s continued servicing of fiduciary relationships (other than ESAs, IRAs and Keogh Accounts) or brokerage accounts if any such account (1) is at one of the Branch Offices as of the Closing Date and (2) is maintained with Seller following the Closing Date.  In the event the Seller engages in a merger or similar transaction to which it is not the successor, the agreements and covenants contained in Section 12.16(a) shall not apply to the then existing operations of such successor in any Noncompete Area in which such successor has had a continuing presence for at least 12 months prior to consummation of such successor’s acquisition of Seller, as applicable (a “Preexisting Presence”); provided, that such successor’s Preexisting Presence in the Noncompete Area may not be expanded beyond its then existing operations for the term of this Section 12.16.  Nothing in the preceding sentence will release such a successor from the agreements and covenants contained in Section 12.16(a) in any Noncompete Area in which such successor did not have a Preexisting Presence.  If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with Applicable Law.  Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 12.16 are not specifically enforced.  Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 12.16 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.  The restrictions against competition set forth above are considered by the parties to be both reasonable and essential to protect the business and goodwill of the Branch Offices being acquired by Buyer pursuant to this Agreement.  If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FIRST MID-ILLINOIS BANK & TRUST, N.A.

By    /s/ William S. Rowland
William S. Rowland
        Chairman and Chief Executive Officer

FIRST BANK

By   /s/ Terrance M. McCarthy
        Terrance M. McCarthy
        Chairman, President and Chief Executive Officer